Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HAMPTON ROADS BANKSHARES, INC.

AND

SHORE FINANCIAL CORPORATION

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Section 11.7	Captions	60

Section 11.8	Counterparts	61

Section 11.9	Persons Bound; No Assignment	61

Section 11.10	Exhibits and Schedules	61

Section 11.11	Waiver	61

Section 11.12	Construction of Terms	61

Section 11.13	Subsidiaries	61

LIST OF EXHIBITS

Exhibit A:	Plan of Merger

Exhibit B:	Employment Agreement of Scott C. Harvard

Exhibit C:	Employment Agreement of Certain Officers

Exhibit 5.7:	Form of Affiliate Letter

Exhibit 6.10:	Form of Support Agreement

Exhibit 8.4:	Matters as to which LeClair Ryan will opine

Exhibit 9.7:	Matters as to which Williams Mullen will opine

AGREEMENT AND PLAN OF MERGER

DISCLOSURE SCHEDULES

Disclosure Schedule 3.1(a)(iii)	- SFC Subsidiaries

Disclosure Schedule 3.1(a)(iv)	- SFC Other Direct or Indirect Ownership Interests

Disclosure Schedule 3.1(b)(iii)	- Shore Bank Other Direct or Indirect Ownership Interests

Disclosure Schedule 3.2	- Capitalization

Disclosure Schedule 3.4	- Loan Portfolio Reserves

Disclosure Schedule 3.4.1	- SFC Residential Mortgage Loans Sold

Disclosure Schedule 3.5	- Certain Loans and Related Matters

Disclosure Schedule 3.6(b)	- Authority; No Violation

Disclosure Schedule 3.7	- Consents and Approvals

Disclosure Schedule 3.8	- SFC Broker’s Fees

Disclosure Schedule 3.10	- Legal Proceedings; Etc.

Disclosure Schedule 3.11	- Taxes and Tax Returns

Disclosure Schedule 3.12	- Employee Benefit Plans

Disclosure Schedule 3.12(a)	- Employee Benefit Plans

Disclosure Schedule 3.12(g)	- Employee Benefit Plans

Disclosure Schedule 3.12(k)	- Employee Benefit Plans

Disclosure Schedule 3.12(l)	- Employee Benefit Plans

Disclosure Schedule 3.12(m)	- Employee Benefit Plans

Disclosure Schedule 3.13(a)	- Employee Benefit Plans

Disclosure Schedule 3.13(b)	- Employee Benefit Plans

Disclosure Schedule 3.14(a)	- Real Estate

Disclosure Schedule 3.14(b)	- Real Estate

Disclosure Schedule 3.15	- Environmental Matters

Disclosure Schedule 3.16	- Commitments and Contracts

Disclosure Schedule 3.16(b)	- Commitments and contracts

Disclosure Schedule 3.19	- Insurance

Disclosure Schedule 3.20(b)	- SFC Employees

Disclosure Schedule 3.20(d)	- Labor

Disclosure Schedule 3.21	- Compliance with Laws

Disclosure Schedule 3.22	- Transactions with Management

Disclosure Schedule 3.23	- Derivative Contracts

Disclosure Schedule 3.24	- Broker Deposits

Disclosure Schedule 3.28(a)	- SFC Intangibles

Disclosure Schedule 3.28(b)	- Third-Party Intellectual Property - Licenses

Disclosure Schedule 3.28(c)	- Third-Party Intellectual Property

Disclosure Schedule 3.30	- Communications with Shareholders

Disclosure Schedule 4.1(c)	- HRB Subsidiaries

Disclosure Schedule 4.3	- HRB Options

Disclosure Schedule 4.4(b)	- Authorization

Disclosure Schedule 4.6	- Legal Proceedings, Etc.

Disclosure Schedule 4.11	- Consents and Approvals

Disclosure Schedule 4.15	- HRB Broker’s Fees

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Disclosure Schedule 4.17	- Loan Portfolio Reserves

Disclosure Schedule 4.17.1	- HRB Residential Mortgage Loans Sold

Disclosure Schedule 4.18	- Compliance with Laws

Disclosure Schedule 5.1(b)(iv)	- Conduct of the Business of SFC

Disclosure Schedule 5.1(b)(vi)	- Conduct of the Business of SFC

Disclosure Schedule 5.6	- Notice of Deadlines

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HAMPTON ROADS BANKSHARES, INC.

AND

SHORE FINANCIAL CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of the 8th day of January, 2008 (this “Agreement”), by and between HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (“HRB”), and SHORE FINANCIAL CORPORATION, a Virginia corporation (“SFC”).

WITNESSETH THAT:

WHEREAS, the respective Boards of Directors of HRB and SFC deem it in the best interests of HRB and of SFC, respectively, and of their respective shareholders, that HRB and SFC merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986 (as amended, the “Code”); and

WHEREAS, the Boards of Directors of HRB and SFC have approved this Agreement and the Boards of Directors of HRB and SFC have directed that this Agreement be submitted to the HRB and SFC shareholders, respectively, for approval and adoption in accordance with the laws of Virginia.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that SFC will be merged with and into HRB and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of SFC, par value $0.275 per share, into cash and shares of common stock of HRB, par value of $0.625 per share, shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1 Consummation of Merger; Closing Date.

(a) Subject to the provisions hereof, SFC shall be merged with and into HRB (which shall hereinafter be referred to as the “Merger”) pursuant to the laws of the Commonwealth of Virginia, and HRB shall be the surviving corporation (sometimes hereinafter referred to as “Surviving Corporation” when reference is made to it after the Effective Time of the Merger). Subject to the provisions hereof, HRB and SFC shall file with the Virginia State Corporation Commission Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A attached hereto (the “Plan of Merger”) in accordance with all applicable legal requirements. The Merger shall become effective on the date and at the time on which Articles of Merger have been accepted for filing with said State Corporation Commission, unless a later date is specified in such Articles of Merger (such time is hereinafter referred to as the “Effective Time of the Merger” or the “Effective Time”). Unless otherwise agreed upon by HRB and SFC, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under the Merger Agreement, (ii) the date on which the shareholders of HRB approve the transactions contemplated by this Agreement or (iii) the date on which the shareholders of SFC approve the transactions contemplated by this Agreement.

(b) The closing of the Merger (the “Closing”) shall take place at the Norfolk offices of Williams Mullen on a date and time as the parties may agree (the “Closing Date”). At the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2 Effect of Merger. At the Effective Time of the Merger, SFC shall be merged with and into HRB and the separate existence of SFC shall cease. The Articles of Incorporation and Bylaws of HRB, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger as contemplated herein, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Merger shall have the effects set forth in Section 13.1-721.A of the Code of Virginia, as amended. Further, Shore Bank shall remain a separate bank for at least three (3) years after the Effective Time.

Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of SFC last in office shall execute and deliver or cause to be executed and delivered in the name of SFC such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of SFC.

Section 1.4 Directors. At or prior to the Effective Time, HRB shall cause the number HRB directors to be increased by three. From and after the Effective Time of the Merger, the directors of the Surviving Corporation shall be those persons serving as directors of HRB immediately prior to the Effective Time of the Merger, together with Henry P. Custis, Jr., Scott C. Harvard and Richard F. Hall, III, so long as Mr. Hall remains an independent director under NASDAQ rules (the “SFC Directors”). At the first annual meeting of the HRB shareholders following the Effective Time, the HRB Board of Directors shall nominate the SFC Directors for election to the HRB Board of Directors. If a seat on the HRB Board of Directors is vacated by any of the SFC Directors during the three-year period after the Effective Time, his or her replacement shall be chosen by the remaining SFC Directors subject to the reasonable approval of the HRB Board of Directors. The HRB Board of Directors shall appoint two of the SFC Directors to become members of the Bank of Hampton Roads Board of Directors at the Effective Time for at least three years. Similarly, the HRB Board of Directors shall appoint two of its directors to become members of the Shore Bank Board of Directors at the Effective Time.

Section 1.5 Officers. HRB has entered into an employment agreement with Scott C. Harvard in the form attached hereto as Exhibit B and with the following members of SFC’s management: Steven M. Belote, Robert J. Bloxom, J. Anderson Duer and Brenda L. Wallace, in the form attached hereto as Exhibit C, each of which will become effective at the Effective Time of the Merger.

ARTICLE 2

BASIS AND MANNER OF CONVERSION; MANNER OF EXCHANGE

Section 2.1 Conversion of SFC Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of SFC Shares:

(a) Each HRB Share that is issued and outstanding at the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Subject to Sections 2.2, 2.4 and 2.5, each SFC Share issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

(i)	One and eight-tenths (1.8) (the “Exchange Ratio”) HRB Shares (the “Per Share Stock Consideration”); or

(ii)	cash in the amount of $22.00 (the “Per Share Cash Consideration”).

Section 2.2 Election and Proration Procedures.

(a) An election form in such form as SFC and HRB shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of SFC Shares as of a record date that shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of SFC Shares. HRB shall make available Election Forms as may be reasonably requested by all persons who become holders of SFC Shares after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and SFC shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(b) Each Election Form shall entitle the holder of SFC Shares (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Per Share Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) elect to receive the Per Share Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) elect to receive the Per Share Stock Consideration with respect to some of such holder’s shares and the Per Share Cash Consideration with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) make no election or indicate that such holder has no preference as to the receipt of the Per Share Cash Consideration or the Per Share Stock Consideration (a “Non-Election”). Holders of record of SFC Shares who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the SFC Shares held by that Representative for a particular beneficial owner. SFC Shares as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” SFC Shares as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” SFC Shares as to which no election has been made are referred to as “Non-Election Shares.” The aggregate number of SFC Shares with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(c) To be effective, a properly completed Election Form must be received by Registrar and Transfer Company (the “Exchange Agent”) on or before 5:00 p.m., New York City time, on the third business day immediately preceding the SFC Meeting (or such other time and date as SFC and HRB may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more SFC Certificates (or customary affidavits and, if required by HRB, indemnification regarding the loss or destruction of such SFC Certificates or the guaranteed delivery of such SFC Certificates) representing all SFC Shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any SFC shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any SFC shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her SFC Certificates, or of the guarantee of delivery of such SFC Certificates, previously deposited with the Exchange Agent. Notwithstanding the previous two sentences, if the Effective Time shall not occur within 15 days following the Election Deadline, then during the period commencing on the 16th day following the Election Deadline and ending on 5:00 p.m., New York City time, on the third business day prior to the Closing Date (the “Election Modification Period”), any SFC shareholder may change or revoke his or her election in the manner specified in the previous two sentences. All elections shall be revoked automatically if the Exchange Agent is notified in writing by HRB and SFC that this Agreement has been terminated. If a shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, (ii) revokes (as opposed to changes) his or her Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline or (iii) revokes his or her Election Form during the Election Modification Period, the SFC Shares held by such shareholder shall be designated Non-Election Shares. HRB shall cause the Certificates representing SFC Shares described in (ii) or (iii) in the immediately preceding sentence to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d) Notwithstanding any other provision contained in this Agreement, at least fifty-five percent (55%) and no more than seventy-five percent (75%) of the total number of SFC Shares outstanding at the Effective Time (the “Minimum Stock Conversion Number” and the “Maximum Stock Conversion Number” respectively) shall be converted into the Per Share Stock Consideration and the remaining outstanding SFC Shares shall be converted into the Per Share Cash Consideration.

(e) Within three business days after the Election Deadline, HRB shall cause the Exchange Agent to effect the allocation among holders of SFC Shares of rights to receive the Per Share Cash Consideration and the Per Share Stock Consideration as follows:

(i)	If the Stock Election Number exceeds the Maximum Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the number of HRB Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Exchange Ratio by (3) a fraction the numerator of which is the Maximum Stock Conversion Number and the denominator of which is the Stock Election Number (the “Stock Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Per Share Cash Consideration by (3) one minus the Stock Proration Factor;

(ii)	If the Stock Election Number is less than the Minimum Stock Conversion Number (the amount by which the Minimum Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)	if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and each holder of Non-Election Shares shall receive (1) the number of shares of HRB Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Per Share Cash Consideration by (z) one minus the Non-Election Proration Factor; or

(B)	if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and each holder of Cash Election Shares shall receive (1) the number of shares of HRB Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares (the “Cash Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Per Share Cash Consideration by (z) one minus the Cash Proration Factor.

(C)	The purchase of fractional shares pursuant to Section 2.4 of this Agreement shall be taken into account in calculating the number of Non-Election Shares and Cash Election Shares to convert into the right to receive Per Share Stock Consideration under this Section 2.2(e)(ii) to ensure that the Minimum Stock Conversion Number is at least fifty-five percent (55%).

(iii)	If the Stock Election Number is less than the Minimum Stock Conversion Number (i.e., a Shortfall Number), HRB reserves the right to issue and pay, in its sole and absolute discretion, less than the Minimum Stock Conversion Number and thereby pay a greater proportion of cash in the Merger, provided all such Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration, but in no event does HRB intend to reduce the Minimum Stock Conversion Number below 50% as a result of its rights under this Section 2.2(e)(iii).

(iv)	If the Stock Election Number is equal to or more than the Minimum Stock Conversion Number and less than or equal to the Maximum Stock Conversion Number, then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

Section 2.3 Exchange Procedures.

(a) After completion of the allocation referred to in Section 2.2(e), each holder of an outstanding certificate representing shares of SFC Shares prior to the Effective Date (a “SFC Certificate”) who has surrendered such SFC Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole HRB Shares and/or the amount of cash into which the aggregate number of shares of SFC Shares previously represented by such SFC Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of

SFC Shares have been converted into HRB Shares, any other distribution on HRB Shares issuable in the Merger with a record date after the Effective Date, in each case without interest. The Exchange Agent shall accept such SFC Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to affect an orderly exchange thereof in accordance with normal exchange practices. Each SFC Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of HRB Shares or the right to receive the amount of cash into which such SFC Shares shall have been converted. No dividends that have been declared by HRB will be remitted to any person entitled to receive HRB Shares under Section 2.2(e) until such person surrenders the SFC Certificate(s) representing SFC Shares, at which time such dividends shall be remitted to such person, without interest.

(b) The Exchange Agent and HRB shall not be obligated to deliver cash and/or a certificate or certificates representing HRB Shares to which a holder of SFC Shares would otherwise be entitled as a result of the Merger until such holder surrenders the SFC Certificate(s) representing the shares of SFC for exchange as provided in this Section 2.3, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by HRB.

(c) Notwithstanding anything in this Agreement to the contrary, SFC Certificates surrendered for exchange by an SFC affiliate shall not be exchanged for certificates representing HRB Shares to which such SFC affiliate may be entitled pursuant to the terms of this Agreement until HRB has received a written agreement from such person as specified in Section 5.7.

Section 2.4 No Fractional Securities. No certificates or scrip representing fractional HRB Shares shall be issued upon the surrender for exchange of SFC Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of HRB Shares. A holder of shares of SFC Shares converted in the Merger who would otherwise have been entitled to a fractional HRB Share shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Per Share Cash Consideration.

Section 2.5 Certain Adjustments. If, after the date hereof and on or prior to the Effective Time, the outstanding shares of HRB Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration will be adjusted accordingly to provide to the holders of SFC Shares, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event. In the event that the sum of (i) the number of shares of SFC Shares presented for exchange pursuant to Section 2.2 and Section 2.3 or otherwise issued and outstanding at the Effective Time, and (ii) the number of shares of SFC Shares issuable upon the exercise of options (whether pursuant to SFC Stock Options or otherwise) as of the Effective Time, shall be greater than the sum of (x) the number of shares of SFC Shares represented in Section 3.2 as being outstanding as of the date hereof, and (y) the number of shares of SFC Shares issuable upon the exercise of SFC Stock Options represented in Section 3.2 as being outstanding as of the date hereof, then the per share Merger Consideration shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable shares of SFC Shares.

Section 2.6 SFC Stock Options. From and after the Effective Time, all options granted under the SFC Stock Option Plans to purchase SFC Shares (each, an “SFC Stock Option”), that are then outstanding and unexercised, shall be converted into and become options to purchase HRB Shares, and HRB shall assume each such SFC Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Time (i) each such SFC Stock Option assumed by HRB may be exercised solely to purchase HRB Shares; (ii) the number of HRB Shares purchasable upon exercise of such SFC Stock Option shall be equal to the number of shares of SFC Shares that were purchasable under such SFC Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iii) the per share exercise price under each such SFC Stock Option shall be adjusted by dividing the per share exercise price of each such SFC Stock Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each SFC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to HRB Shares on or subsequent to the Effective Time. The adjustment provided in this Section 2.6 with respect to any SFC Stock Options (whether or not “incentive stock options” (as defined in Section 422 of the Code)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, the provisions of such Section 424(a) of the Code shall override anything to the contrary contained herein.

Section 2.7 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of SFC Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, HRB or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of SFC, HRB, the Exchange Agent, nor any other Person acting on their behalf shall be liable to a holder of SFC Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SFC

SFC hereby represents and warrants to HRB as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1 Corporate Organization.

(a) Organization and Related Matters of SFC.

(i)	SFC is a corporation duly organized, validly existing and in good standing under the laws of Virginia. SFC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SFC is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SFC, or the character or location of the properties and assets owned or leased by SFC makes such licensing or qualification necessary. SFC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of SFC and the Bylaws of SFC, each as amended to the date hereof, have been made available to HRB.

(ii)	SFC has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of SFC on a consolidated basis.

(iii)	Disclosure Schedule 3.1(a)(iii) lists each Subsidiary together with the jurisdiction of organization of each such Subsidiary. Each Subsidiary is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority. (A) SFC owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of the Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by SFC or its Subsidiaries are fully paid and nonassessable and are owned by SFC or its Subsidiaries free and clear of any liens.

(iv)	SFC does not own any capital stock of any Person, or have any direct or indirect interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(a)(iv). Disclosure Schedule 3.1(a)(iv) lists the owner(s) and percentage ownership (direct or indirect) of each subsidiary, partnership or joint venture disclosed thereon.

(v)	The minute books of SFC contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

(b) Organization and Related Matters of Shore Bank.

(i)	Shore Bank is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia. Shore Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Shore Bank is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by Shore Bank, or the character or location or the properties and assets owned or leased by Shore Bank make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of Shore Bank, as each may be amended to the date hereof, have been made available to HRB.

(ii)	Shore Bank has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii)	Shore Bank does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(b)(iii). Disclosure Schedule 3.1(b)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv)	Shore Bank is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v)	Shore Bank is a member of the Federal Reserve System.

(vi)	The minute books of Shore Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 3.2 Capitalization. The authorized capital stock of SFC consists of 6,000,000 SFC Shares, of which 2,500,927 SFC Shares are issued and outstanding as of the date hereof (none of which is held in the treasury of SFC) and 500,000 shares of preferred stock, $1.00 par value, of which 0 shares are issued and outstanding as of the date hereof. All of the issued and outstanding SFC Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any SFC Shares, or any securities or rights convertible into or exchangeable for SFC Shares, except for options to purchase 130,089 SFC Shares (which are described in more detail in Disclosure Schedule 3.2).

Section 3.3 Financial Statements, Condition and Reports.

(a) SFC has made available to HRB copies of the consolidated financial statements of SFC as of and for the years ended December 31, 2004, 2005 and 2006, and for the period ended September 30, 2007, and SFC will make available to HRB, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of SFC, the consolidated financial statements of SFC as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of SFC”).

(b) Each of the Financial Statements of SFC (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SFC have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of SFC (including the related notes) fairly presents or will fairly present the consolidated financial position of SFC as of the respective dates thereof and fairly presents or will fairly present the results of operations of SFC for the respective periods therein set forth.

(c) Since September 30, 2007, neither SFC nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of SFC on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SFC or reflected in the notes thereto, or (ii) which were incurred after September 30, 2007 in the ordinary course of business consistent with past practices. Since September 30, 2007, and except for the matters described in (i) and (ii) above, neither SFC nor any of its Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of SFC on a consolidated basis.

(d) Each of the consolidated reports of condition and income for the years ending December 31, 2006, 2005 and 2004 and for the quarters ending March 31, 2007, June 30, 2007 and September 30, 2007, that SFC and each of its Subsidiaries has filed with the appropriate Regulatory Authority, fairly present the financial position, results of operation, changes in stockholders equity and changes in cash flows, as the case may be for the periods to which they relate, in each case in accordance with the FFIEC instructions applicable to such reports.

(e) Since January 1, 2004, SFC and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that was required to be filed with (i) the Federal Reserve, (ii) the FDIC and (iii) any other Regulatory Authority with jurisdiction over SFC and each of its Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed, and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) SFC’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2006, 2005 and 2004, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2006 under the Securities Act of 1933 (“Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), in the form filed or to be filed (collectively, the “SFC SEC Documents”) with the Securities and Exchange Commission, as of the date filed, (A) complied or will comply in all material respects as to form with the application requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the SFC SEC Documents have been made available to HRB, to the extent not available on the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system.

Section 3.4 Loan Portfolio; Reserves; Mortgage Loan Buy-Backs. Except as set forth in Disclosure Schedule 3.4 and except for any changes hereafter made to the hereinafter described allowances or reserves pursuant to this Agreement, (i) all evidences of indebtedness reflected as assets in the Financial Statements of SFC and the Call Reports of Shore Bank as of September 30, 2007 were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of SFC and the Call Reports of Shore Bank as of September 30, 2007 were, and the allowance for possible loan losses to be shown on the Financial Statements of SFC, and the Call Reports of Shore Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of SFC or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the Financial Statements of SFC, and the Call Reports of Shore Bank as of September 30, 2007 were, and the OREO Reserve to be shown on the Financial Statements of SFC and the Call Reports of Shore Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of SFC and any of its Subsidiaries as of the dates thereof; (iv) the reserve for losses in respect of litigation (“Litigation Reserve”) shown on the Financial Statements of SFC, and the Call Reports of Shore Bank as of September 30, 2007 were, and the Litigation Reserve to be shown on the Financial Statements of SFC and the Call Reports of Shore Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to SFC or any of its Subsidiaries, as of the dates thereof, (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(a) and applicable regulatory requirements and guidelines. Disclosure Schedule 3.4.1 sets forth all one to four family residential mortgage loans originated on or after January 1, 2004 by SFC or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by SFC or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked SFC or any of its Subsidiaries to purchase back (but have not been purchased back).

Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, neither SFC nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by SFC or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned”, “other assets especially mentioned”, “special mention”, “credit risk assets”, “classified”, “criticized”, “watch list”, “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of SFC, Shore Bank or any five percent (5%) shareholder of SFC or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to SFC or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

Section 3.6 Authority; No Violation.

(a) SFC has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of SFC and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. By a unanimous vote, the Board of Directors of SFC has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby be submitted to SFC’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of SFC is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by SFC and delivered by SFC (and assuming due authorization, execution and delivery by HRB), will constitute a valid and binding obligation of SFC and will be enforceable against SFC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Except as set forth in Disclosure Schedule 3.6(b), neither the execution and delivery of this Agreement by SFC nor the consummation by SFC of the transactions contemplated hereby, nor compliance by SFC with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of SFC or any of its Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SFC or any of its Subsidiaries or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of SFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SFC or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 3.7 Consents and Approvals. Except for (i) the approval of the shareholders of SFC and the shareholders of HRB pursuant to the joint proxy statement of SFC and HRB relating to the Merger (the “Proxy Statement”); (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger (with the Plan of Merger substantially in the form of Exhibit A) with the Commonwealth of Virginia; and (iv) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by SFC of this Agreement, and the consummation by SFC of the Merger and the other transactions contemplated hereby.

Section 3.8 Broker’s Fees. Except for Davenport & Company LLC, whose engagement letter is attached as Disclosure Schedule 3.8, neither SFC, any of its Subsidiaries, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events. Since September 30, 2007, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of SFC Shares (other than regular quarterly cash dividends in an amount not to exceed $0.08 per share of SFC common stock on the record and payment dates consistent with past practice); (ii) any change or any event involving a prospective change in the Condition of SFC or any of its Subsidiaries or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of SFC or any of its Subsidiaries taken as a whole; or (iii) any act or omission by SFC or its Subsidiaries prior to the date of this Agreement, which act or omission, if it occurred after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SFC provided in this Agreement, including, without limitation, Section 5.1 hereof.

Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, neither SFC nor or any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of SFC, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against SFC or any of its Subsidiaries and, to the Knowledge of SFC, there is: no proceeding, claim, action or governmental investigation against SFC or any of its Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against SFC or any of its Subsidiaries; no default by SFC or any of its Subsidiaries under any contract or agreement to which SFC or any of its Subsidiaries is a party; and neither SFC nor or any of its Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of SFC or any of its Subsidiaries and neither SFC nor or any of its Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11 Taxes and Tax Returns.

(a) SFC has made available to HRB copies of the federal, state and local income tax returns of SFC and its Subsidiaries for the years 2004, 2005 and 2006 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in Disclosure Schedule 3.11, SFC and each of its Subsidiaries has duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and SFC and each of its Subsidiaries has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by it to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of SFC and each of its Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of SFC, and the Call Reports of Shore Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither SFC nor any of its Subsidiaries is responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law. Neither SFC nor any of its Subsidiaries is a party to or bound by any tax allocation or tax sharing agreement.

(b) Except as disclosed in Disclosure Schedule 3.11, neither SFC nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of SFC and its Subsidiaries have been adequately provided for in the Financial Statements of SFC.

(c) Except as disclosed in Disclosure Schedule 3.11, neither SFC nor any of its Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(d) There has not been an ownership change, as defined in Section 382(g) of the Code, of SFC or any of its Subsidiaries that occurred during or after any taxable period in which SFC or any of its Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of SFC or any of its Subsidiaries immediately preceding the date of this Agreement.

(e) (i) Proper and accurate amounts have been withheld by SFC and each of its Subsidiaries from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by SFC and each of its Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or provision therefor has been included by SFC in the Financial Statements of SFC.

(f) In the past five years, neither SFC nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(g) SFC has no Knowledge that any authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to SFC or any of its Subsidiaries. Neither SFC nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where SFC or its Subsidiaries have not filed tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against SFC or any of its Subsidiaries.

(h) Neither SFC nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B)

“closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date, except to the extent any such item is taken into account in its Financial Statements.

(i) Neither SFC nor any of its Subsidiaries has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(j) Each of SFC and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662.

Section 3.12 Employee Benefit Plans.

(a) Disclosure Schedule 3.12(a) sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, commission, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar life insurance, supplemental retirement, severance, change of control, loans or other benefit plans, agreements, programs, arrangements, or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by SFC or any of its Subsidiaries on behalf of current or former directors, officers or employees of SFC or any of its Subsidiaries (collectively, the “Benefit Plans”). SFC has, with respect to each Benefit Plan, delivered to HRB true and complete copies of: (i) all current Benefit Plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service and any application for a determination letter; (vii) a written summary of any unwritten Benefit Plans; and (viii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation (“PBGC”)) since January 1, 2004.

(b) Neither SFC nor any of its Subsidiaries (and any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c) Neither SFC nor any of its Subsidiaries has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

(d) All Benefit Plans comply, in all material respects, in operation, administration and form, with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such “employee benefit plans.” All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued, if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code. Neither SFC nor any of its Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of SFC.

For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996 and the Standards for Privacy of Individually Identifiable Health Information and the Security Standards for the Protection of Electronic Protected Health Information set forth in 45 CFR Parts 160 and 164.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and/or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by SFC or any of its Subsidiaries.

(f) No Benefit Plan which is a defined benefit “pension benefit plan” under ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

(g) Except as described in Disclosure Schedule 3.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of SFC or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(h) No Benefit Plan is subject to Title IV of ERISA or is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA. SFC has never been a party to or participant in a multiemployer plan.

(i) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of SFC or any of its Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(j) Each Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan has received a favorable determination opinion from the Internal Revenue Service. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust. Each Benefit Plan subject to Code section 409A complies with current requirements under Code section 409A and applicable guidance.

(k) Except as described in Disclosure Schedule 3.12(k), no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, and no Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(l) Each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (“Top Hat Plan”). Each Top Hat Plan is in compliance with the filing requirement of 29 CFR §2520.104-23. Except as set forth in Disclosure Schedule 3.12(l), no assets of SFC are allocated to or held in a “rabbi trust” or similar funding vehicle.

(m) Except as set forth on Disclosure Schedule 3.12(m), no Benefit Plan provides benefits to any current or former employee of SFC or any of its Subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of SFC.

(n) SFC and its Subsidiaries have made all bonus and commission payments (on a pro rata basis) to which it is committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2007.

Section 3.13 Title and Related Matters.

(a) Except as set forth in Disclosure Schedule 3.13(a), SFC and each of its Subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under its name on the Financial Statements of SFC or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2007), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of SFC or incurred in the ordinary course of business after September 30, 2007 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

(b) Except as set forth in Disclosure Schedule 3.13(b), all agreements pursuant to which SFC and each of its Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Except as set forth in Disclosure Schedule 3.13(b), SFC and each of its Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c) Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by SFC and each of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by SFC and each of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14 Real Estate.

(a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by SFC and each of its Subsidiaries or in which SFC or any of its Subsidiaries has any ownership or leasehold interest.

(b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sub-landlord and the landlord’s property manager (if any), under which SFC and each of its Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of SFC and its Subsidiaries.

(c) Neither SFC nor any of its Subsidiaries has violated, and is not currently in material violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by SFC or any of its Subsidiaries, neither SFC nor any of its Subsidiaries has received notice of any pending or, to the Knowledge of SFC, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15 Environmental Matters.

(a) Each of SFC and its Subsidiaries, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace.

(b) There is no litigation or other proceeding pending or, to the Knowledge of SFC, threatened before any court, governmental agency or board or other forum in which SFC, its Subsidiaries or any Participation Facility has been or, with respect to any threatened litigation or other proceeding, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by SFC, its Subsidiaries or any Participation Facility.

(c) There is no litigation or other proceeding pending or, to the Knowledge of SFC, threatened before any court, governmental agency or board or other forum in which any Loan Property (or SFC or any of its Subsidiaries in respect of such Loan Property) has been or, with respect to any threatened litigation or other proceeding, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

(d) To the Knowledge of SFC, there is no reasonable basis for any litigation or other proceeding of a type described in Sections 3.15(b) or 3.15(c) of this Agreement.

(e) During the period of (i) ownership or operation by SFC or any of its Subsidiaries of any of its current properties, (ii) participation by SFC or any of its Subsidiaries in the management of any Participation Facility, or (iii) holding by SFC or any of its Subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property.

(f) Prior to the period of (i) ownership or operation by SFC or any of its Subsidiaries, (ii) participation by SFC or any of its Subsidiaries in the management of any Participation Facility, or (iii) holding by SFC or any of its Subsidiaries of a security interest in any Loan Property there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property.

(g) Copies of any environmental reports in the possession of SFC or any of its Subsidiaries are described in Disclosure Schedule 3.15.

Section 3.16 Commitments and Contracts.

(a) Except as set forth in Disclosure Schedule 3.16, neither SFC nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i)	Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by SFC or any of its Subsidiaries);

(ii)	Any labor contract or agreement with any labor union;

(iii)	Any contract covenants which limit the ability of SFC or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which SFC or any of its Subsidiaries may carry on their businesses (other than as may be required by law or applicable regulatory authorities);

(iv)	Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $25,000 or more; or

(v)	Any other contract or agreement which would be required to be disclosed in reports filed by SFC or any of its Subsidiaries with the SEC, the FRB, the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia or the FDIC and which has not been so disclosed.

(b) Except as set forth in Disclosure Schedule 3.16(b), there is not, under any such agreement, lease or contract to which SFC or any of its Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

Section 3.17 Regulatory and Tax Matters. Neither SFC nor any of its Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the

Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.18 Registration Obligations. Neither SFC nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 3.19 Insurance. SFC and each of its Subsidiaries is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of SFC and each of its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which SFC and each of its Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.19.

Section 3.20 Labor.

(a) No work stoppage involving SFC or any of its Subsidiaries is pending as of the date hereof or, to the Knowledge of SFC, threatened. Neither SFC nor any of its Subsidiaries is involved in, or, to the Knowledge of SFC, threatened with or affected by, any proceeding asserting that SFC or any of its Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding. No union represents or claims to represent any employees of SFC or any of its Subsidiaries and, to the Knowledge of SFC, no labor union is attempting to organize employees of SFC or any of its Subsidiaries.

(b) Set forth on Disclosure Schedule 3.20(b) is a true and complete list of all employees of SFC and each of its Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

(c) SFC and each of its Subsidiaries is in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Disclosure Schedule 3.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of SFC, there is not threatened any proceeding against or affecting SFC or any of its Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting SFC or any of its Subsidiaries.

Section 3.21 Compliance with Laws. SFC and each of its Subsidiaries has conducted its business in material compliance with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders. Except as disclosed in Disclosure Schedule 3.21, SFC and each of its Subsidiaries:

(a) is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business; and

(b) has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that SFC or any of its Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring SFC or any of its Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of SFC or any of its Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Section 3.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of SFC and each of its Subsidiaries at the time such deposits were entered into, (b) the loans listed on Disclosure Schedule 3.5, (c) the agreements listed on Disclosure Schedule 3.16, (d) obligations under employee benefit plans of SFC and its Subsidiaries set forth in Disclosure Schedule 3.12 and (e) the items described on Disclosure Schedule 3.22 and any loans or deposit agreements entered into in the ordinary course with customers of SFC and its Subsidiaries, there are no contracts with or commitments to present shareholders who own or owned more than one percent (1%) of SFC’s outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.23 Derivative Contracts. Neither SFC nor any of its Subsidiaries is a party to nor has any of them agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Disclosure Schedule 3.23.

Section 3.24 Deposits. Except as set forth on Disclosure Schedule 3.24, none of the deposits of SFC or any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of SFC or any of its Subsidiaries.

Section 3.25 Accounting Controls. SFC and each of its Subsidiaries has devised and maintained systems of internal accounting control that are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of SFC and each of its Subsidiaries (as appropriate); (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as SFC or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the properties and assets of SFC and each of its Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of SFC and each of its Subsidiaries (as appropriate); and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26 Proxy Materials. None of the information relating to SFC or any of its Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of SFC and HRB in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meetings of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 3.27 Deposit Insurance. The deposit accounts of Shore Bank are insured by the FDIC in accordance with the provisions of the Act; Shore Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 3.28 Intellectual Property.

(a) SFC Intangibles.

(i)	Disclosure Schedule 3.28(a) lists and identifies all Intellectual Property (as defined below) that is directly owned by SFC or its Subsidiaries and that is material to SFC’s, or any of its Subsidiaries’, business, including, without limitation, the rights to any names used by SFC or its Subsidiaries (the “SFC Intangibles”) and, with respect to the foregoing, specifically identifies the owner and each material license, agreement, or other permission that SFC or its Subsidiaries have granted to any third party with respect to any of the SFC Intangibles.

(ii)

SFC has made available to HRB correct and complete copies of all patent, trademark, and copyright registrations, applications, and written licenses, agreements, and permissions (as any of the foregoing has been amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of SFC Intangibles.

(iii)	With respect to the SFC Intangibles, and except as otherwise indicated in Disclosure Schedule 3.28(a):

(A)	SFC, or a Subsidiary of SFC, possesses all right, title, and interest in and to the SFC Intangibles free and clear of any security interest, lien, license, or other restriction and such SFC Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(B)	no action is pending and, to the Knowledge of SFC, no action is threatened that challenges the legality, validity, enforceability, use, or ownership of the SFC Intangibles.

(b) Third Party Intellectual Property. Disclosure Schedule 3.28(b) lists and identifies any Intellectual Property licensed to SFC or any of its Subsidiaries by a third party (other than Intellectual Property licensed pursuant to shrink-wrap and similar agreements) that is material to SFC’s, or any Subsidiary of SFC’s, business (“Third Party Intellectual Property”) pursuant to a written license, sublicense, agreement or permission (the “SFC License”) and identifies the owner or licensor of the Third Party Intellectual Property. SFC has made available to HRB correct and complete copies of each such SFC License. With respect to each item of Third Party Intellectual Property:

(i)	each SFC License covering the item of Third Party Intellectual Property is an enforceable agreement of SFC or the Subsidiary who is a party thereto, and, to SFC’s Knowledge, is enforceable against the other parties thereto;

(ii)	no party to a SFC License covering the item of Third Party Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

(iii)	no Action is pending or, to SFC’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of Third Party Intellectual Property.

(c) No Infringement. Except as set forth in Disclosure Schedule 3.28(c), the use or sale by SFC or any of its Subsidiaries of any products or services in SFC’s or one of its Subsidiaries’ businesses and use by SFC or any of its Subsidiaries of the Intellectual Property (including, without limitation, SFC Intangibles and Third Party Intellectual Property) does not materially interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties and has not materially interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party and no activity of any third party materially infringes upon the rights of SFC or any Subsidiary of SFC with respect to any of the SFC Intangibles. Except as set forth in Disclosure Schedule 3.28(c), no action alleging or relating to any infringement of the rights of SFC or any Subsidiary of SFC or infringement of the rights of any third parties by SFC or any Subsidiary of SFC is currently pending or, to SFC’s Knowledge, threatened. To SFC’s Knowledge, no third party has materially interfered with, infringed upon or misappropriated any Intellectual Property rights of SFC or any of its Subsidiaries in the SFC Intangibles.

(d) Use of Third Party Intellectual Property. Each material item of Intellectual Property owned, licensed or used by SFC or any of its Subsidiaries immediately prior to the Effective Time hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

Section 3.29 Antitakeover Provisions. SFC has taken all actions required to exempt SFC, this Agreement, the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.30 Communications with Shareholders. Disclosure Schedule 3.30 identifies and sets forth all correspondence between SFC and its shareholders since January 31, 2007.

Section 3.31 Claims under Insurance Policies. SFC has no Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 3.32 Fairness Opinion. The Board of Directors of SFC has received an opinion from Davenport & Company LLC dated as of the date that the SFC Board of Directors approved this Agreement stating that the Merger is fair, from a financial point of view, to the shareholders of SFC.

Section 3.33 Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

HRB

HRB hereby represents and warrants to SFC as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

Section 4.1 Organization and Related Matters of HRB.

(a) HRB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. HRB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and HRB is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by HRB, or the character or location of the properties and assets owned or leased by HRB makes such licensing or qualification necessary. HRB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of HRB and the Bylaws of HRB, each as amended to the date hereof, have been made available to SFC.

(b) HRB has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of HRB on a consolidated basis.

(c) Bank of Hampton Roads and each of the other Subsidiaries of HRB set forth on Disclosure Schedule 4.1(c) (“HRB Subsidiaries”) is a wholly-owned subsidiary of HRB, is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority, is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

Section 4.2 Organization and Related Matters of Bank of Hampton Roads.

(a) Bank of Hampton Roads is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia. Bank of Hampton Roads has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Bank of Hampton Roads is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by Bank of Hampton Roads, or the character or location or the properties and assets owned or leased by Bank of Hampton Roads make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of Bank of Hampton Roads, as each may be amended to the date hereof, have been made available to SFC.

(b) Bank of Hampton Roads has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted.

Section 4.3 Capitalization. The authorized capital stock of HRB consists of 40,000,000 HRB shares, 10,317,700 shares of which are issued and outstanding, and 1,000,000 shares of preferred stock, no par value, none of which is issued and outstanding as of the date hereof. All issued and outstanding HRB Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable. As of the date hereof, other than options to purchase 855,356 HRB Shares (which are described in more detail in Disclosure Schedule 4.3), there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any HRB Shares, or any securities or rights convertible into or exchangeable for HRB Shares.

Section 4.4 Authority; No Violation.

(a) HRB has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of HRB and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. By a unanimous vote, the Board of Directors of HRB has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby be submitted to HRB’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of HRB is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by HRB and delivered by HRB (and assuming due authorization, execution and delivery by SFC), will constitute a valid and binding obligation of HRB and will be enforceable against HRB in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Except as set forth in Disclosure Schedule 4.4(b), neither the execution and delivery of this Agreement by HRB nor the consummation by HRB of the transactions contemplated hereby, nor compliance by HRB with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of HRB or any of its Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HRB or any of its Subsidiaries or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of HRB or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which HRB or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 4.5 Financial Statements, Condition and Reports.

(a) HRB has made available to SFC copies of the consolidated financial statements of HRB as of and for the years ended December 31, 2004, 2005 and 2006, and for the period ended September 30, 2007, and HRB will make available to SFC, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of HRB, the consolidated financial statements of HRB as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of HRB”).

(b) Each of the Financial Statements of HRB (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of HRB have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of HRB (including the related notes) fairly presents or will fairly present the consolidated financial position of HRB as of the respective dates thereof and fairly presents or will fairly present the results of operations of HRB for the respective periods therein set forth.

(c) Since September 30, 2007, neither HRB nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of HRB on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of HRB or reflected in the notes thereto, and (ii) which were incurred after September 30, 2007 in the ordinary course of business consistent with past practices. Since September 30, 2007, and except for the matters described in (i) and (ii) above, neither HRB nor any of its Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of HRB on a consolidated basis.

(d) Each of the consolidated reports of condition and income for the years ending December 31, 2006, 2005 and 2004 and for the quarters ending March 31, 2007, June 30, 2007 and September 30, 2007, that HRB and each of its Subsidiaries has filed with the appropriate Regulatory Authority, fairly present the financial position, results of operation, changes in stockholders equity and changes in cash flows, as the case may be of each such bank for the periods to which they relate, in each case in accordance with the FFIEC instructions applicable to such reports.

(e) Since January 1, 2002, HRB and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that was required to be filed with (i) the Federal Reserve, (ii) the FDIC and (iii) any other Regulatory Authority with jurisdiction over HRB and each of its Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed, and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) HRB’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2006, 2005 and 2004, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2004 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, in the form filed or to be filed (collectively, the “HRB SEC Documents”) with the Securities and Exchange Commission, as of the date filed, (A) complied or will comply in all material respects as to form with the application requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the HRB SEC Documents have been made available to SFC, to the extent not available on the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system.

Section 4.6 Legal Proceedings, Etc. Except as set forth in Disclosure Schedule 4.6, neither HRB nor or any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of HRB, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against HRB or any of its Subsidiaries and, to the Knowledge of HRB, there is: no proceeding, claim, action or governmental investigation against HRB or any of its Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against HRB or any of its Subsidiaries; no default by HRB or any of its Subsidiaries under any contract or agreement to which HRB or any of its Subsidiaries is a party; and neither HRB nor or any of its Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of HRB or any of its Subsidiaries and neither HRB nor or any of its Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 4.7 Regulatory Matters. Neither HRB nor any of its Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.8 No Default. Neither HRB nor any of its Subsidiaries are in default under or in violation of any provision of their charter or articles of organization, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

Section 4.9 Sarbanes-Oxley. HRB is in compliance with the provisions of the Sarbanes-Oxley Act currently applicable to it, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof, and the management report on internal controls and related auditor attestation required by Sarbanes-Oxley Section 404, are accurate and the management report has not identified any material weakness.

Section 4.10 Tax Matters. (i) HRB and each of its Subsidiaries has timely filed all tax returns that it was required to file. All such tax returns are true, correct, complete and accurate in all material respects and are prepared in compliance with all applicable laws and regulations. All taxes owed by HRB and its Subsidiaries (whether or not shown or required to be shown on any tax return) have been paid or provision for such taxes has been made. Neither HRB nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any tax return. Neither HRB nor any of its Subsidiaries has any obligation to file tax returns in a jurisdiction where HRB or its Subsidiaries has not filed or has ceased filing tax returns. There are no liens on any of the assets of HRB or any of its Subsidiaries (other than taxes not yet due and payable) that arose in connection with any failure (or alleged failure) to pay any tax.

Section 4.11 Consents and Approvals. Except for (i) the approval of the shareholders of SFC and the shareholders of HRB pursuant to the Proxy Statement; (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger (with the Plan of Merger substantially in the form of Exhibit A) with the Commonwealth of Virginia; and (iv) as set forth in Disclosure Schedule 4.11, no Consents of any person are necessary in connection with the execution and delivery by HRB of this Agreement, and the consummation by HRB of the Merger and the other transactions contemplated hereby.

Section 4.12 Proxy Materials. None of the information relating to HRB to be included in the Proxy Statement which is to be mailed to the shareholders of SFC and HRB in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meetings of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 4.13 Accounting, Tax, Regulatory Matters. HRB has no Knowledge of any fact, will not take or agree to take any action, and has not agreed and will not agree to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement.

Section 4.14 Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the Disclosure Schedules of HRB contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.15 Financial Advisors. Except for McKinnon & Company, whose engagement letter is attached as Disclosure Schedule 4.15, neither HRB, any of its Subsidiaries, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.16 Absence of Certain Changes or Events. Since September 30, 2007, there has not been (i) any change or any event involving a prospective change in the Condition of HRB or any of its Subsidiaries or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of HRB or any of its Subsidiaries taken as a whole; or (ii) any act or omission by HRB or its Subsidiaries prior to the date of this Agreement, which act or omission, if it occurred after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of HRB provided in this Agreement, including, without limitation, Section 5.17 hereof.

Section 4.17 Loan Portfolio; Reserves; Mortgage Loan Buy-Backs. Except as set forth in Disclosure Schedule 4.17 and except for any changes hereafter made to the hereinafter described allowances or reserves pursuant to this Agreement, (i) all evidences of indebtedness reflected as assets in the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads as of September 30, 2007 were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads as of September 30, 2007 were, and the allowance for possible loan losses to be shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of HRB or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the OREO Reserve shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads as of September 30, 2007 were, and the OREO Reserve to be shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of HRB and any of its Subsidiaries as of the dates thereof; (iv) the Litigation Reserve shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads as of September 30, 2007 were, and the Litigation Reserve to be shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to HRB or any of its subsidiaries, as of the dates thereof, (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(a) and applicable regulatory requirements and guidelines. Disclosure Schedule 4.17.1 sets forth all one to four family residential mortgage loans originated on or after January 1, 2004 by HRB or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by HRB or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked HRB or any of its Subsidiaries to purchase back (but have not been purchased back).

Section 4.18 Compliance with Laws. HRB and each of its Subsidiaries has conducted its business in material compliance with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders. Except as disclosed in Disclosure Schedule 4.18, HRB and each of its Subsidiaries:

(a) is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business; and

(b) has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that SFC or any of its Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring SFC or any of its Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of SFC or any of its Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Section 4.19 Fairness Opinion. The Board of Directors of HRB has received an opinion from McKinnon & Company dated as of the date that the HRB Board of Directors approved this Agreement stating that the Merger is fair, from a financial point of view, to the shareholders of HRB.

Section 4.20 Environmental Matters. To the Knowledge of HRB, each of HRB and its Subsidiaries and any property owned by HRB or its Subsidiaries or in which HRB or its Subsidiaries hold a security interest are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance, with all Environmental Laws, including any laws relating to the release into the environment of any Hazardous Material. To the Knowledge of HRB, there is no reasonable basis for any litigation or other proceeding in which HRB or any of its Subsidiaries may be named as a defendant or a responsible party with respect to the alleged noncompliance of any Environmental Law.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of SFC.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, SFC and each of its Subsidiaries shall, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for itself and for HRB its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees (except to the extent that the pending Merger encourages officers or employees to leave) and (iii) except as required by law or regulation, take no action which would adversely affect or materially delay the ability of SFC, its Subsidiaries or HRB to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither SFC nor any of its Subsidiaries shall without the prior written consent of HRB:

(i)	change, delete or add any provision of or to its Articles of Incorporation or Bylaws;

(ii)	except for the issuance of SFC Shares pursuant to the terms of the SFC Stock Options, change the number of shares of the authorized, issued or outstanding capital stock of SFC, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of SFC, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of SFC (other than regular quarterly cash dividends in an amount not to exceed $0.08 per share of SFC common stock on the record and payment dates consistent with past practice);

(iii)	incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

(iv)	make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $100,000 except as disclosed in Disclosure Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

(v)	except for residential real property owned by and reflected on the books of SFC and its Subsidiaries as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi)	except as disclosed in Disclosure Schedule 5.1(b)(vi), pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increase in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

(vii)	enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions;

(viii)	acquire the assets or equity securities of any Person or acquire direct or indirect control of any Person, other than in connection with (A) any internal reorganization or consolidation involving existing SFC subsidiaries which has been approved in advance in writing by HRB or (B) foreclosures in the ordinary course of business;

(ix)	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with SFC’s and any of its Subsidiaries’ past practices;

(x)	take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

(xi)	purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than one (1) year, or any Derivative Contract, or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation; or

(xii)	commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against SFC or any of its Subsidiaries for material money damages or restrictions upon any of their operations.

Section 5.2 Current Information.

(a) During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, SFC will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of HRB and to report the general status of the ongoing operations of SFC and its Subsidiaries. SFC will promptly notify HRB if it discovers any material change in the normal course of business or the operations or the properties of SFC and its Subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting SFC or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving SFC or any of its Subsidiaries, and will keep HRB fully informed of such events. SFC will furnish to HRB, promptly after the preparation and/or receipt by SFC thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to HRB, be treated, for purposes of Section 3.3 hereof, as between the Financial Statements of SFC and the Call Reports of Shore Bank.

(b) During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, HRB will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SFC and to report the general status of the ongoing operations of HRB and its Subsidiaries. HRB will promptly notify SFC if it discovers any material change in the normal course of business or the operations or the properties of HRB and its Subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting HRB or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving HRB or any of its Subsidiaries, and will keep SFC fully informed of such events. HRB will furnish to SCF, promptly after the preparation and/or receipt by HRB thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SFC, be treated, for purposes of Section 4.5 hereof, as between the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads.

Section 5.3 Access to Properties; Personnel and Records.

(a) SFC. For so long as this Agreement shall remain in effect, SFC shall permit HRB or its agents full access, during normal business hours and upon reasonable notice, to the properties of SFC and its Subsidiaries and shall disclose and make available (together with the right to copy) to HRB and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of SFC and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which HRB may have a reasonable interest, and SFC shall use its best efforts to provide HRB and its representatives access to the work papers of SFC’s accountants. SFC shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of SFC or would violate any confidentiality agreement; provided that SFC shall cooperate with HRB in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to HRB shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by SFC.

(b) HRB. For so long as this Agreement shall remain in effect, HRB shall permit SFC or its agents full access, during normal business hours and upon reasonable notice, to the properties of HRB and its Subsidiaries and shall disclose and make available (together with the right to copy) to SFC and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of HRB and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SFC may have a reasonable interest, and HRB shall use its best efforts to provide SFC and its representatives access to the work papers of HRB’s accountants. HRB shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of HRB or would violate any confidentiality agreement; provided that HRB shall cooperate with SFC in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SFC shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by HRB.

(c) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof so that such other party may seek a protective order or other appropriate remedy, and provided further, in the event such other party is unable to obtain a protective order or such other remedy, the party that is subject to such legal requirement shall furnish only that portion of such information which it is advised by counsel is legally required and shall use best efforts to insure that confidential treatment will be accorded such information. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

Section 5.4 Approval of Shareholders of SFC and HRB.

(a) SFC Shareholders. SFC will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties (the “SFC Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable and the Board of Directors of SFC will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and SFC will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors of SFC will not be obligated to hold such meeting, make any such recommendation or use its best efforts to obtain such approval if such decisions are made in connection with a Superior Proposal as permitted in Section 5.5.

(b) HRB Shareholders. HRB will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties (the “HRB Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable and the Board of Directors of HRB will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and HRB will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby provided, however, that the Board of Directors of HRB will not be obligated to hold such meeting, make any such recommendation or use its best efforts to obtain such approval if such decisions are in the proper exercise of their fiduciary duties based upon a written opinion of legal counsel.

(c) SFC and HRB will jointly prepare the Proxy Statement to be used in connection with the meetings of the SFC and HRB shareholders to approve the Merger. SFC and HRB shall use their reasonable best efforts to hold their respective shareholder meetings on the same day.

Section 5.5 No Other Bids. For as long as this Agreement is in effect, except with respect to this Agreement and the transactions contemplated hereby, neither SFC, nor any of its Subsidiaries, nor any “affiliate” (as defined below) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by SFC shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “takeover proposal” (as defined below) by any other party. Neither SFC nor any affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing, but SFC may furnish such non-public information and negotiate and enter into an agreement or contract with respect to an unsolicited takeover proposal and communicate information about such a takeover proposal to its shareholders if in the proper exercise of their fiduciary duties after consultation with legal counsel, the Board of Directors of SFC determines that such actions are in the best interests of SFC and its shareholders and the Board of Directors determines based upon a written opinion of Davenport & Company, LLC that it is a Superior Proposal. SFC shall promptly notify HRB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. SFC shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. As used in this Section 5.5, an “affiliate” of SFC means any executive officer or director of SFC or direct or indirect beneficial owner of a ten percent (10%) or greater equity or voting interest in SFC. As used in this Section 5.5, “takeover proposal” shall mean any proposal for a merger or other business combination involving SFC or for the acquisition of ten percent (10%) of the equity interest in SFC or for the acquisition of ten percent (10%) of the assets or liabilities of SFC.

Section 5.6 Notice of Deadlines. Disclosure Schedule 5.6 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which SFC or any of its Subsidiaries is a party.

Section 5.7 Affiliates. No later than thirty (30) days following the execution of this Agreement, SFC shall deliver to HRB a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of SFC, “affiliates” of SFC for purposes of Rule 145 under the Securities Act. In addition, SFC shall use its best efforts to cause each Person who is identified as an “affiliate” in the letter referred to above to deliver to HRB not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement substantially in the form of Exhibit 5.7 providing that such Person will not sell, pledge, transfer or otherwise dispose of SFC Shares held by such Person, except as contemplated by such agreement or this Agreement, and will not sell, pledge, transfer or otherwise dispose of the HRB Shares to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act, and the rules and regulations thereunder. HRB shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purposes of resale of HRB Shares by such persons.

Section 5.8 Maintenance of Properties. SFC and each of its Subsidiaries will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.9 Consents to Assign and Use Leased Premises; Extensions.

(a) With respect to the leases disclosed in Disclosure Schedule 3.14(b), SFC and each of its Subsidiaries will obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of SFC and each of its Subsidiaries to HRB and to permit the use and operation of the leased premises by HRB.

(b) At the election of HRB, with respect to each lease disclosed in Disclosure Schedule 3.14(b) that expires on or prior to December 31, 2008, SFC and each of its Subsidiaries shall take, or shall cause to be taken, all steps reasonably requested by HRB to negotiate extensions of such leases on such terms as are reasonably acceptable to HRB.

Section 5.10 Conforming Accounting and Reserve Policies. At the request of HRB, SFC shall immediately prior to Closing establish and take such reserves and accruals as HRB reasonably shall request to conform SFC’s loan, accrual, reserve and other accounting policies to the policies of HRB, provided however, such requested conforming adjustment shall not be taken into account as having a Material Adverse Effect on SFC and further provided that no adjustment will be made that does not conform to generally accepted accounting principles. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information by SFC. No adjustment shall violate any law, rule or regulation applicable to SFC.

Section 5.11 Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither HRB nor SFC shall, or shall permit any of their respective subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party.

Section 5.12 Fixed Asset Inventory. At least thirty (30) days prior to the Effective Time of the Merger, SFC shall take, or shall cause to be taken, an inventory of all fixed assets of SFC and its Subsidiaries, to verify the presence of all items listed on its depreciation schedules, and SFC shall allow HRB representatives, at the election of HRB, to participate in or be present for such inventory and shall deliver to HRB copies of all records and reports produced in connection with such inventory.

Section 5.13 Environmental Audits. Upon HRB’s reasonable request, SFC will, at its own expense, with respect to each parcel of real property that SFC or any of its Subsidiaries owns, leases or subleases, procure and deliver to HRB, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to HRB.

Section 5.14 Title Insurance. Upon HRB’s reasonable request, SFC will, at its own expense, with respect to each parcel of real property that SFC or any of its Subsidiaries owns, leases or subleases, procure and deliver to HRB, at least thirty (30) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to HRB, which policy shall be free of all material exceptions to HRB’s reasonable satisfaction.

Section 5.15 Surveys; Appraisals. Upon HRB’s reasonable request, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.14, SFC, at its own expense, will procure and deliver to HRB at least thirty (30) days prior to the Effective Time of the Merger, a survey and appraisal of such real property, which survey and appraisal shall be reasonably acceptable to and shall be prepared by a licensed surveyor and appraiser reasonably acceptable to HRB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”). The appraisal shall indicate the appraised value of the real property in accordance with normal appraisal industry standards. The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

Section 5.16 Tax Matters. Without the prior written consent of HRB, neither SFC nor any of its Subsidiaries shall make or change any election, change in annual accounting period, adopt or change any accounting method, file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to SFC or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to SFC or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of SFC or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of SFC or any of its Subsidiaries existing on the Closing Date.

Section 5.17 Conduct of the Business of HRB.

From the date hereof until the Effective Time, HRB will not, and will cause each of its Subsidiaries not to (except as expressly permitted by this Agreement or as previously disclosed), without the prior written consent of SFC:

(a) Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of HRB or SFC to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

(c) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth herein not being satisfied, except as may be required by applicable law or regulation.

(d) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for repurchases and other acquisitions of shares of its common stock made pursuant to any plan exempt pursuant to Regulation M, as promulgated by the SEC, or to any stock repurchase program announced prior to the date of this Agreement, or any extension of renewal thereof, in accordance with Rule 10b-18 and Regulation M, each as promulgated by the SEC.

(e) Agree or commit to do anything prohibited by this Section 5.17.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2 Regulatory Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, HRB and SFC shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of SFC and HRB. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, HRB will cause one or more of its designated representatives to confer on a regular and frequent basis with SFC and to report with respect to the general status and the ongoing operations of HRB.

Section 6.4 Registration Statement. HRB shall cause the Registration Statement to be filed and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Proxy Statement for the meetings of the shareholders of SFC and HRB to be held for the purpose of having such shareholders vote upon the approval of this Agreement. SFC will furnish to HRB the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. HRB shall take all actions required to qualify or obtain exemptions from such qualifications for the HRB Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

Section 6.5 Reservation of Shares. HRB shall reserve for issuance such number of HRB Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of HRB Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, HRB shall take all appropriate actions to increase the amount of its authorized common stock.

Section 6.6 Consideration. HRB shall issue the HRB Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.

Section 6.7 Benefit Plans.

(a) To the extent permissible and practicable, the SFC and Shore Bank benefit plans in place as of the date of this Agreement shall remain in place after the Effective Date. To the extent such plans are inconsistent with the HRB and Bank of Hampton Roads benefits plans, SFC and HRB will endeavor in good faith to modify the SFC benefit plans so that the Shore Bank employees will receive substantially similar benefits as the HRB and Bank of Hampton Roads employees, including the ability to participate in an executive savings plan for the eligible officers of Shore Bank, and after taking into account all factors deemed relevant by the Boards of HRB and Shore Bank.

(b) HRB also shall honor in accordance with their terms as in effect on the date of this Agreement all of SFC’s and its Subsidiaries’ obligations for vacation, sick leave, personal leave and the like accrued and unused through the date of the consummation of the Merger.

Section 6.8 Indemnification. HRB agrees that following the Effective Date, it shall indemnify and hold harmless any person who has rights to indemnification from SFC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and SFC’s Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring or arising on or prior to the Effective Time, whether asserted or claimed prior to at or after the Effective Time. HRB further agrees that any such person who has rights to indemnification pursuant to this Section 6.8 is expressly made a third party beneficiary of this Section 6.8 and may directly, in such person’s personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, HRB shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between HRB and the indemnified party. HRB shall pay the premiums to extend the directors and officers’ liability insurance coverage of SFC for persons who are currently covered by such insurance of SFC for five years after the Effective Date for an annual premium not to exceed $30,000 per year for such individuals. In the event the annual premium exceeds $30,000 for any year of the five (5) year period, HRB shall give the past directors of SFC 30 days notice of the total amount of the premium then due, and during that 30 day period the past directors of SFC shall have the right, jointly or severally, to pay the difference between the actual premium and the $30,000 in order to keep the amount of coverage in place as was in place at the Effective Time.

Section 6.9 NASDAQ Listing. HRB shall use its commercially reasonable best efforts to list, prior to the Effective Time, on the NASDAQ Global Select Market, subject to official notice of issuance, the HRB Shares to be issued to the holders of SFC Shares in the Merger.

Section 6.10 Support Agreements. Each of the directors, Richard F. Hall, Jr. and executive officers of SFC has executed and delivered to HRB the Support Agreements in the form of Exhibit 6.10 attached hereto.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of HRB, on the one hand, and SFC, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of SFC and HRB.

Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of HRB.

Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of either HRB or SFC, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of HRB or SFC, as the case may be.

Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and HRB shall have received all state securities laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the HRB Shares pursuant to the terms of this Agreement.

Section 7.5 Listing. The HRB shares to be issued in connection herewith shall have been approved by listing on the NASDAQ Global Select Market.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF HRB

The obligations of HRB to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties. The representations and warranties of SFC set forth in this Agreement and in any certificate or document delivered pursuant hereto that are qualified by materiality shall be true and correct in all respects and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for changes therein contemplated by this Agreement and (iii) for representations and warranties the inaccuracy of which relate to matters that, individually or in the aggregate, do not represent a Material Adverse Effect with respect to SFC or materially adversely affect the Merger and the other transactions contemplated by this Agreement.

Section 8.2 Performance of Obligations. SFC and each of its Subsidiaries shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

Section 8.3 Certificate Representing Satisfaction of Conditions. SFC shall have delivered to HRB a certificate of the Chief Executive Officer of SFC dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SFC under Article 3 of this Agreement.

Section 8.4 Opinion of Counsel. SFC shall have delivered to HRB HRB shall have received an opinion of counsel from LeClair Ryan or other counsel to SFC acceptable to HRB in substantially the form set forth in Exhibit 8.4 hereof.

Section 8.5 Consents Under Agreements. SFC and each of its Subsidiaries shall have obtained the consent or approval of any Person whether or not identified in Disclosure Schedule 3.6(b) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of SFC or any of its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument.

Section 8.6 Outstanding Shares of SFC. HRB and SFC shall have agreed on the total number of SFC Shares outstanding and the total number of SFC Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire SFC Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for SFC Shares.

Section 8.7 Officer Employment Agreements. Each SFC officer named in Section 1.5 of this Agreement shall have entered into the employments agreements contemplated by Section 1.5 hereof.

Section 8.8 Tax Opinion. HRB shall have received an opinion of LeClair Ryan, in form and substance reasonably satisfactory to HRB and its counsel, on or before the date on which the Proxy Statement of HRB is to be mailed to the HRB shareholders, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by HRB or the shareholders of HRB in the Merger. In rendering its opinion, LeClair Ryan may require and rely upon representations outlined in letters from HRB and others.

Section 8.9 Fairness Opinion. The Board of Directors of HRB shall have received an opinion from McKinnon & Company dated as of the date that the HRB Board of Directors approves this Agreement stating that the Merger is fair, from a financial point of view, to the shareholders of HRB.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF SFC

The obligation of SFC to consummate the Merger as contemplated herein is subject to fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties. The representations and warranties of HRB set forth in this Agreement and in any certificate or document delivered pursuant hereto that are qualified by materiality shall be true and correct in all respects and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for changes therein contemplated by this Agreement and (iii) for representations and warranties the incurring of which relate to matters that individually or in the aggregate do not represent a Material Adverse Effect with respect to HRB or materially adversely affect the Merger and the other transactions contemplated by this Agreement.

Section 9.2 Performance of Obligations. HRB shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

Section 9.3 Certificate Representing Satisfaction of Conditions. HRB shall have delivered to SFC a certificate of the Chief Executive Officers of HRB dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of HRB under Article 4 of this Agreement.

Section 9.4 HRB Shares. The HRB Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through HRB.

Section 9.5 Tax Opinion. SFC shall have received an opinion of Williams Mullen, in form and substance reasonably satisfactory to SFC and its counsel, on or before the date on which the Proxy Statement of SFC is to be mailed to holders of SFC Shares, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of SFC to the extent that they receive HRB Shares in exchange for their SFC Shares in the Merger. In rendering its opinion, Williams Mullen may require and rely upon representations outlined in letters from SFC and others.

Section 9.6 Fairness Opinion. The Board of Directors of SFC shall have received an opinion from Davenport & Company LLC dated as of the date that the SFC Board of Directors approves this Agreement stating that the Merger is fair, from a financial point of view, to the shareholders of SFC.

Section 9.7 Opinion of Counsel. SFC shall have received the opinion of Williams Mullen, counsel to HRB, dated the effective time to the effect set forth in Exhibit 9.7 hereof.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a) by the mutual consent in writing of the Board of Directors of HRB and SFC; or

(b) by the Board of Directors of HRB or SFC if the Merger shall not have occurred on or prior to September 30, 2008, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b); or

(c) by the Board of Directors of HRB or SFC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of SFC and Section 9.1 in the case of HRB or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of SFC and Section 9.1 of this Agreement in the case of HRB; or

(d) by the Board of Directors of HRB or SFC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of SFC and Section 9.1 in the case of HRB or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or

(e) by the Board of Directors of HRB or SFC in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of SFC or HRB fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at the SFC Meeting, or the HRB Meeting, as applicable, where the transactions were presented to such shareholders for approval and voted upon; or

(f) by the Board of Directors of HRB or SFC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of SFC and Section 9.1 in the case of HRB or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement as the date after which such party may terminate this Agreement; or

(g) By the Board of Directors of HRB if SFC shall have: (i) failed to recommend adoption of the Merger Agreement in connection with the SFC Meeting or withdrawn, modified or qualified in any manner adverse to HRB such recommendation; (ii) materially breached its obligations under this Agreement by reason of a failure to call the SFC Meeting in accordance with Section 5.4(a) or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 5.4(c); or (iii) intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations, warranties covenants or agreements set forth in this Agreement, which breach would provide HRB the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement;

(h) By SFC if, as permitted under Section 5.5 it enters into a definitive merger agreement to be acquired by another Person who makes an unsolicited takeover proposal that is a Superior Proposal;

(i) By the Board of Directors of SFC if HRB shall have: (i) failed to recommend adoption of the Merger Agreement in connection with the HRB Meeting or withdrawn, modified or qualified in any manner adverse to SFC such recommendation; (ii) materially breached its obligations under this Agreement by reason of a failure to call the HRB Meeting in accordance with Section 5.4(b) or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 5.4(c); or (iii) intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations, warranties covenants or agreements set forth in this Agreement, which breach would provide SFC the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.1 of this Agreement;

(j) By SFC, at any time during the five-day period following the establishment of the HRB Average Price if the HRB Average Price of HRB Shares is less than $9.50 per share; or

(k) By HRB, at any time during the five-day period following the establishment of the HRB Average Price if the HRB Average Price of HRB Shares is greater than $14.94 per share.

Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except that the provisions of this Section 10.2, Section 10.5, Section 10.6 and Article 11 of this Agreement shall survive any such termination and abandonment.

Section 10.3 Amendments. To the extent permitted by law, this Agreement and the Plan of Merger may be amended by a subsequent writing signed by each of HRB and SFC.

Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, HRB, on the one hand, and SFC, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5 Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by HRB or SFC shall not survive the Effective Time of Merger, except that any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than HRB or SFC (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of HRB or SFC contained herein shall be deemed to be terminated or extinguished so as to deprive HRB on the one hand, and SFC, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that HRB or SFC and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

Section 10.6 Termination Fee; Expenses; Exclusive Remedy.

(a) SFC shall pay HRB, by wire transfer the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if HRB terminates this Agreement pursuant to Section 10.1(g), then SFC shall pay the Termination Fee on the business day following such termination; or

(ii) if HRB terminates this Agreement pursuant to Section 10.1(e)(ii) due to the failure of the shareholders of SFC to approve this Agreement and at any time after the date of this Agreement and at or before the date of the SFC Meeting a takeover proposal shall have been made with respect to SFC, then SFC shall pay the Termination Fee on the business day following such termination;

provided, if within twelve months of the date of such termination of this Agreement under subsections (i) and (ii) above, SFC or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any takeover proposal, then SFC shall pay HRB, by wire transfer, an additional sum of $1,400,000 (the “Additional Termination Fee”) upon the date of such execution or consummation.

(b) If SFC terminates this Agreement pursuant to Section 10.1(h), then SFC shall pay HRB the Termination Fee and the Additional Termination Fee, by wire transfer, on the business day following such termination.

(c) If SFC terminates this Agreement pursuant to Section 10.1(i), then HRB shall pay SFC the Termination Fee, by wire transfer, on the business day following such termination.

(d) If any Support Agreement is materially breached and the shareholders of SFC fail to approve this Agreement and the Merger, then SFC shall pay HRB the Termination Fee, by wire transfer, on the business day following the failure of the SFC shareholders to approve this Agreement and the Merger; provided, if within twelve months of the date that the SFC shareholders fail to approve this Agreement and the Merger, SFC or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any takeover proposal, then SFC shall pay HRB (in addition to the Termination Fee), by wire transfer, the Additional Termination Fee upon the date of such execution or consummation.

(e) If either party fails to pay all amounts due the other party under Sections 10.6(a), (b), (c) or (d), as applicable, on the dates specified, then such defaulting party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding taken by it to collect such unpaid amounts.

(f) If this Agreement is terminated by either party under Section 10.1(c) or Section 10.1(d), then the other party shall reimburse such party for their reasonable out of pocket costs incurred on or after December 1, 2007 that are directly related to the proposed Merger.

(g) Except as provided in Sections 10.6(a), (b), (c), (d), (e) and (f), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

(h) The termination fees and expenses set forth in this Section 10.6 shall be the sole and exclusive remedies available to any party against any other party for any claims under or based upon this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, HRB shall be entitled to revise the structure of the Merger and/or the subsidiary Merger and related transactions in order to (x) substitute a HRB Subsidiary in the place of HRB prior to the Merger, whereby such HRB Subsidiary would be the Continuing Corporation upon consummation of the Merger or (y) provide that a different entity shall be the surviving corporation in a merger provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not change the amount of consideration to be received by SFC’s shareholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of SFC’s shareholders. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

Section 11.2 Definitions; Rules of Construction.

(a) Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Act” shall mean the Federal Deposit Insurance Act.

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank of Hampton Roads” means Bank of Hampton Roads, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of HRB.

“Cash Election Shares” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“Cash Proration Factor” shall have the meaning set forth in Section 2.2(e)(ii)(B) of this Agreement.

“Closing” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“COBRA” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“Code” shall have the meaning set forth in the first recital to this Agreement.

“Condition” with respect to any Person shall mean its business, assets, operation, financial condition or results of operations.

“Consent” shall mean a consent, approval or authorization; waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Control” with respect to any Person shall mean ownership or the power to vote twenty-five percent (25%) or more of any class of voting security or the power to exercise, directly or indirectly, a controlling influence over its management or policies.

“Derivative Contracts” shall have the meaning set forth in Section 3.23 of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Effective Time of the Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Election Deadline” shall have the meaning set forth in Section 2.2(c) of this Agreement.

“Election Form” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Election Modification Period” shall have the meaning set forth in Section 2.2(c) of this Agreement.

“Environmental Law” means any applicable federal, state or local law, statute, including, but without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“ERISA” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Exchange Agent” shall have the meaning set forth in Section 2.2(c) of this Agreement.

“Exchange Act” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“Exchange Ratio” means the fraction a HRB Share that is issued for an SFC Share pursuant to Section 2.1(b)(i) hereof.

“Financial Statements of SFC” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Financial Statements of HRB” shall have the meaning set forth in Section 4.5 of this Agreement.

“HRB” shall have the meaning set forth in the preamble to this Agreement.

“HRB Average Price” shall mean the average of the daily closing prices of HRB Shares on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending on the fifth (5th) day before the Closing Date; provided that for any trading day within such twenty (20) day period there are no trades of HRB Shares, then the closing price on any such day shall be deemed to be the closing price on the immediately preceding day on which HRB Shares traded.

“HRB SEC Documents” shall have the meaning set forth in Section 4.5(f) of this Agreement.

“HRB Shares” shall mean the common stock, par value $0.625 per share, of HRB.

“Hazardous Material” means any substance that is or becomes listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous or otherwise regulated under any Environmental Law and any substance to which exposure is regulated by any governmental authority or any Environmental Law, including, without limitation, asbestos and asbestos containing material and petroleum and any fraction or derivative thereof.

“HIPAA” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has since January 1, 2006 served, as a director or executive officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Litigation Reserve” shall have the meaning set forth in Section 3.4 of this Agreement.

“Loan Property” means any property owned by SFC, or in which SFC holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Mailing Date” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Material Adverse Effect” with respect to a party hereto shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, or business of such party, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of a party taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (b) the direct effects of compliance with us Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (c) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (d) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (e) changes in general economic conditions affecting banks and their holding companies generally, including changes in the prevailing level of interest rates.

“Maximum Stock Conversion Number” shall have the meaning set forth in Section 2.2(d) of this Agreement.

“Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Merger Consideration” means the number of whole HRB Shares, plus cash in lieu of any fractional share interest, and/or the amount of cash into which SFC Shares shall be converted pursuant to the provisions of Article 2 hereof.

“Minimum Stock Conversion Number” shall have the meaning set forth in Section 2.2(d) of this Agreement.

“Mixed Election” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“Non-Election” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“Non-Election Proration Factor” shall have the meaning set forth in Section 2.2(e)(ii)(A) of this Agreement.

“Non-Election Shares” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“OREO Reserve” shall have the meaning set forth in Section 3.4 of this Agreement.

“PBGC” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Participation Facility” means any facility in which SFC has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility, “Participation in the Management” of a facility has the meaning set forth in 40 CFR §300.1100(c).

“Per Share Stock Consideration” shall have the meaning set forth in Section 2.1(b)(i) of this Agreement.

“Per Share Cash Consideration” shall have the meaning set forth in Section 2.1(b)(ii) of this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Proxy Statement” shall have the meaning set forth in Section 3.7 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “Justice Department”), the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), and Virginia State Corporation Commission and all other state regulatory agencies having jurisdiction over the parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the “SEC”).

“Representative” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“Securities Act” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“SFC” shall have the meaning set forth in the preamble to this Agreement.

“SFC Certificate” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“SFC Meeting” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“SFC SEC Documents” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“SFC Shares” shall mean the common stock, par value $.275 per share, of SFC.

“SFC Stock Option” shall have the meaning set forth in Section 2.6 of this Agreement.

“SFC Stock Option Plans” shall mean SFC’s 1992 Stock Option Plan and SFC’s 2001 Stock Incentive Plan.

“Shore Bank” means Shore Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of SFC.

“Shortfall Number” shall have the meaning set forth in Section 2.2(e)(ii) of this Agreement.

“Stock Election Shares” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“Stock Election Number” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“Stock Proration Factor” shall have the meaning set forth in Section 2.2(e)(i) of this Agreement.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the equity interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly through one or more other Subsidiaries of such Person.

“Superior Proposal” shall mean an unsolicited acquisition proposal received by SFC at any time prior to the SFC Meeting that would, if consummated, result in a transaction that is more favorable to SFC’s shareholders from a financial point of view than the Merger.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Transaction,” for purposes of Section 10.6(a), shall mean a merger, share exchange, sale of assets, sale of stock or other combination or plan of liquidation involving SFC or its shareholders and any other Person, regardless of which Person is the surviving entity.

(b) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or provision of this Agreement and any reference to a particular section of this Agreement shall include all subsections thereof.

(c) The words “party” and “parties” shall refer to SFC, HRB.

(d) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(e) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in the United States of America.

Section 11.3 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between HRB and SFC with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to SFC:

Shore Financial Corporation

25020 Shore Parkway

P.O. Box 920

Onley, Virginia 23418-2821

Attention: Scott C. Harvard

Bus Fax: 757.787.3275

with a copy to:

LeClair Ryan

951 East Byrd Street, 8th Floor

Richmond, Virginia 23219

Attention: George P. Whitley

Bus Fax: 804.783.2294

If to HRB, then to:

Hampton Roads Bankshares, Inc.

Bank of Hampton Roads

999 Waterside Drive, Suite 200

Norfolk, Virginia 23510

Attention: Jack W. Gibson

Bus Fax: 757.217.3656

with a copy to:

Williams Mullen

999 Waterside Drive, Suite 1700

Norfolk, Virginia 23510-3303

Attention: William A. Old, Jr.

Fax: 757.629.0660

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.6 Costs and Expenses. Except as provided herein, expenses incurred by SFC on the one hand and HRB on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

Section 11.7 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 11.9 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by HRB to another affiliate of HRB).

Section 11.10 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.12 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

Section 11.13 Subsidiaries. Unless a different meaning is expressly required, each representation or warranty of a party contained herein shall be construed to apply to such party and its subsidiaries.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

HRB:

HAMPTON ROADS BANKSHARES, INC.

By:	/s/
Its Chief Executive Officer

ATTEST:

By:	/s/
Its Secretary

[CORPORATE SEAL]

SFC:

SHORE FINANCIAL CORPORATION

By:	/s/
Its Chief Executive Officer

ATTEST:

By:	/s/
Its Secretary

[CORPORATE SEAL]

EXHIBIT B

EMPLOYMENT AGREEMENT

This Employment Agreement, (the “Agreement”), made this the 8th day of January, 2008, by and between Shore Bank, a banking corporation organized under the laws of the Commonwealth of Virginia (the “Bank” or “Employer”), with a principal address of 25020 Shore Parkway, Onley, Virginia (23418), and Scott C. Harvard (the “Officer”), with an address of 24364 Swan Lane, Onancock, Virginia (23417), and to which Hampton Roads Bankshares, Inc., a Virginia corporation and the proposed parent company of the Employer (“HRB”), is made a party.

WITNESSETH:

WHEREAS, this Agreement is entered into by the Bank as a condition of the closing of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated January 8, 2008, by and between HRB and Shore Financial Corporation, a Virginia corporation, (“SFC”), pursuant to which Merger Agreement the Bank will become a wholly owned subsidiary of HRB and, further, Officer is being directly and materially benefited as an equity holder and executive of SFC and through this Agreement with the Bank;

WHEREAS, the Officer currently is rendering or desires to render valuable services to the Employer and and HRB and it is the desire of the Employer and HRB to have the benefit of the Officer’s continued and future loyalty, service and counsel;

WHEREAS, Employer is engaged in the business of banking and Officer has particular and peculiar knowledge and background in the operation of a business of this nature; and

WHEREAS, the Officer wishes to continue in the employ of the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

1. Employment. The Employer agrees to continue to employ the Officer, and the Officer agrees to continue to or serve the Employer, as the Bank’s President and Chief Executive Officer, upon the terms and conditions herein provided. As of the Commencement Date (as defined below) or as soon thereafter as HRB’s Board of Directors shall meet, the Officer will also be elected as the Executive Vice President for DelMarVa Operations for HRB and serve as an executive officer of HRB in that position as HRB is currently structured. For purposes of this Agreement, “DelMarVa” shall be defined as the geographic area encompassing parts of Delaware, Maryland and Virginia generally known as the DelMarVa Peninsula. The Officer agrees to perform such managerial duties and responsibilities as shall be assigned to him by Employer’s Board of Directors (the “Board”) and/or the President and/or Chief Executive Officer of HRB; provided, however, as HRB is currently structured, the Officer will report to HRB’s Chief Executive Officer. The Officer shall devote his time and attention on a full-time basis to the discharge of the duties undertaken by him hereunder; provided, however, that the Officer may (i) continue to serve on the Board of the Federal Home Loan Bank of Atlanta for so long as Officer is elected or re-elected to such position and (ii) serve on the boards of directors of other companies with the prior consent of the Board.

2. Terms and Compensation.

(a) Term of Agreement. The term (the “Term”) of this Agreement shall commence on the date (the “Commencement Date”) of the closing of the Merger Agreement. On the Commencement Date, the Officer’s certain Amended and Restated Employment Agreement dated December 14, 1999, with SFC and certain Management Continuity Agreement dated December 14, 1999, with SFC shall both terminate and be superseded and replaced with this Agreement. Thereafter, the Agreement shall continue until the first to occur of (i) except as otherwise provided in Section 3 hereof, the end of the sixtieth (60th) consecutive full month following the Commencement Date, (ii) the Officer’s death, or (iii) except as provided in Paragraph (d) of this Section 2, the Officer’s disability. Notwithstanding the foregoing, however, in the event the Officer is not informed by the Bank, in writing, prior to the last day of the forty-eighth (48th) consecutive full month following the Commencement Date of employment, or any subsequent renewal term, that this Agreement will not be renewed, this Agreement will automatically renew itself for additional periods of sixty (60) months (each a “Renewal Term”) from the original anniversary date or, as the case may be, any Renewal Term. For purposes of this Agreement, the “Term” shall include and refer to, as appropriate by the context, any Renewal Term.

(b) Compensation. Officer shall be paid an annual base salary of not less than $250,000 (“Base Salary”), payable in accordance with the Bank’s normal payroll practices. Any increases or adjustments in Officer’s annual Base Salary shall be in the sole discretion of the Board.

(c) Benefits. The Officer shall be eligible for participation in any additional plans, programs or forms of compensation or benefits that the Bank might provide from time to time to the class of employees that includes the Officer, or, as allowed, for the Officer solely, which benefit plans currently or may include: (i) the Bank’s 401K Retirement Program subject to normal Internal Revenue Service guidelines with respect to the maximum amount of participation; (ii) a non contributory profit sharing plan where a discretionary contribution made by the Bank on behalf of its personnel is allocated based upon IRS allocations for profit sharing plans necessary to insure that it remains a qualified retirement account in accordance with ERISA guidelines; and (iii) a deferred compensation arrangement described in subsection 2(d) below. In addition, it is the intent of HRB to have Shore Bank, subject to the approval of the Shore Bank’s Board of Directors, establish an executive savings plan for Shore Bank employees, including the Officer, on, or as soon as practicable after, the Commencement Date, that provides benefits similar to the executive savings plan currently maintained by Bank of Hampton Roads. The benefits, rights and obligations of the Officer under the various plans or arrangements set forth above or in this Agreement shall be exclusively governed by the respective plans or governing documents as they may be amended or established from time to time in the event of any conflict with this Agreement.

(d) Retention Bonus; Deferred Compensation Arrangement. On the Commencement Date, $                     shall be paid to Officer as a retention bonus. In addition, on the earlier of ten years from the Commencement Date or the date on which Officer’s employment by the Bank and its affiliates ceases for whatever reason, the Officer shall be paid $                     pursuant to a deferred compensation arrangement that will offer investment options that will be as substantially similar as possible to the investment options to be made available under the Bank’s proposed executive savings plan, plus any additional amounts described in the next sentence. While the Officer is employed by the Bank or its affiliates, the

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Bank will accrue the following additional amounts for the benefit of Officer as of last day of each calendar year beginning December 31, 2009 and ending December 31, 2018: (i) if the Bank’s year-over-year net income under GAAP for such calendar year increases by 10% or more, $100,000, or (ii) if Bank’s year-over-year net income under GAAP for such calendar year increases, but such increase is less than 10%, $25,000, including, in either case, earnings on such amounts beginning on or about December 31st of each year that an award is made based on the investment options that will be as substantially similar as possible to the investment options to be made available under the Bank’s proposed executive savings plan. For purposes of clarity, calculations for 2008 shall be inclusive of expenses related to the merger of HRB and SFC.

(e) Disability. In the event of the physical or mental disability of the Officer by reason of which the Officer is unable to perform the duties of his employment hereunder, the Employer shall continue to pay or provide to the Officer the compensation and benefits provided under Paragraphs (b) and (c) of this Section 2 for the first six (6) months of such disability. If, however, the disability continues beyond such six-month period, the Employer may, at its election, terminate the Officer’s employment under this Agreement, in which case the Officer may be entitled to receive disability benefits, if any, available to the Officer under the Employer’s plans in effect at that time.

(f) Death. In the event that the Officer’s death should occur during the Term of this Agreement, this Agreement shall terminate and the Officer or his estate or beneficiaries, as the case may be, shall be entitled only to income earned but not yet paid as of the date of death and any and all retirement or death benefits payable under the Employer’s plans in effect at that time and no further compensation will be paid under this Agreement.

(g) Automobile. During the Term, the Bank will provide Officer with the use of a vehicle which Officer may choose and select within a reasonable budget established by the Board. All fuel, insurance and maintenance shall be paid for by the Bank pursuant to the Bank’s Automobile Policy as adopted by the Board.

(h) Vacation. The Officer will be entitled to paid vacation days in accordance with the Bank’s vacation policy for senior executive officers as adopted by the Board but in no event less than 20 days.

(i) Insurance and other Expenses. The Bank will provide Officer with health insurance, dental insurance and life insurance coverage as are provided to the class of employees that includes the Officer, as well as the necessary tools to perform Officer’s duties as an executive officer of the Bank, including, but not limited to, reimbursement (aa) for the Officer’s current cellular phone plan or participation in the Bank’s cell phone plan, (bb) current and customary dues and related expenses at the Eastern Shore Yacht & Country Club, and (cc) dues for necessary civic organizations which Officer may join and are used or designed to further enhance Officer’s opportunity to conduct the business of the Bank, subject to approval by the Board.

(j) Stock Options. Officer shall be eligible to participate in HRB’s current stock option program (including the Bank’s current stock option program as may be assumed by HRB as of the Commencement Date) and any future stock option program as may be adopted from time to time by HRB, subject at all times to a determination by the HRB Board of Directors to include the Officer in any stock option program. In addition to stock options that will arise or

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as are granted during Officer’s employment period, on the Commencement Date, HRB will issue to the Officer (i) incentive stock options for 8,000 shares of HRB common stock and (ii) non-statutory stock options for 10,000 shares of HRB common stock, with the exercise price of each option being equal to the fair market value of HRB common stock on the date of grant. Such options shall vest over five (5) years and be subject to the stock incentive plan as adopted by HRB’s Board of Directors and shareholders in effect at the time of issuance.

(k) Incentive for Future Bank Acquisitions. During the course of Officer’s employment by the Bank, if, through the substantial efforts of and participation by Officer, either HRB or the Bank acquires another bank or related financial institution, then, within thirty (30) days subsequent to the closing of any such transaction, HRB will issue to the Officer incentive stock options for 5,000 shares of HRB common stock, with the exercise price of each option being equal to the fair market value of HRB common stock on the date of grant. Such options shall vest over five (5) years and be subject to the stock incentive plan as adopted by HRB’s Board of Directors and shareholders in effect at the time of issuance.

(l) Termination of Compensation and Benefits. The foregoing compensation, benefits, and other arrangements described in this Section 2 shall cease when Officer is no longer employed by Employer for any reason or upon termination of this Agreement.

3. Termination of Employment.

(a) Termination by the Employer. Officer’s employment with the Bank may be terminated by the Bank in accordance with the following provisions:

(i) The Bank may, at any time, terminate Officer’s employment for “good cause” (as defined below). If such termination is for good cause, then the Officer shall be entitled only to receive his base salary in respect of services performed through the Date of Termination and the compensation and benefits of the Officer will cease as of the Date of Termination as defined in Paragraph 3(d). For purposes of this Agreement, “good cause” means a dismissal of the Officer by Employer because of (i) the material failure of the Officer, for reasons other than disability, to render services to the Employer as provided herein; (ii) the Officer’s gross or willful neglect of duty, neglect or refusal to perform all duties assigned to him, in good faith, under this Agreement or by Employer; (iii) imprudent financial management of Employer by the Officer not otherwise authorized which causes Employer an extraordinary or material loss; (iv) conviction of or guilty plea to a felony or a crime involving moral turpitude; (v) illegal use of drugs or alcohol; (vi) the material breach of this Agreement; (vii) material waste or misuse of assets of Employer; (viii) embezzlement, dishonesty, fraud or other similar acts reflecting adversely upon Officer’s honesty and integrity, (ix) illegal or intentional acts by the Officer demonstrating bad faith toward the Employer, including, but not limited to, any conduct by Officer so as to permit, condone or acquiesce in any act or conduct of other persons, which could cause Employer, its parent or any of its subsidiaries, to be in material violation of any law, statute or regulation, or (x) commission by Officer of any other act which causes a material adverse impact on the Bank’s standing in the community or with its customers, staff or shareholders, including, but not limited to, if Officer is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s business by any regulatory authority governing Employer’s business.

(ii) The Bank may, at any time, terminate Officer’s employment without “good cause” (as defined above). If such termination is without good cause then

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Employer shall pay the Officer a termination allowance in not more than twelve (12) equal monthly payments commencing on the last day of the month in which the date of actual termination occurs, the total amount of which will equal the Officer’s Base Salary, but not including any bonuses, exclusive of any payments made pursuant to Section 2(e), paid to the Officer by Employer in the twelve (12) months preceding the Notice of Termination. Except as provided in this paragraph, upon the termination herein described, the compensation and benefits of the Officer will cease as of the Date of Termination as defined in Paragraph 3(d).

(iii) If Officer’s employment is terminated by the Bank without good cause and such termination occurs within one (1) year after a “Change in Control” of Employer’s Parent Company (as such terms are defined below) then the provisions of Paragraph 4 shall govern the compensation or benefits owed to the Officer upon the Officer’s termination.

(b) Termination by the Officer. Officer’s employment with the Bank may be terminated by the Officer in accordance with the following provisions:

(i) The Officer shall be entitled to terminate his employment pursuant to this Agreement voluntarily at any time, provided, however, that in the event the Officer terminates his employment pursuant to this Agreement without “good reason” (as defined below) or other than in connection with a “Change in Control” as described below, then the Officer shall be entitled to no termination allowance and/or no severance allowance and no further compensation or benefits after the “Date of Termination” as defined in part (d) of this Paragraph 3.

(ii) The Officer may terminate his employment for good reason and will be entitled in such event to the payments and other benefits provided in Paragraph 3(a)(ii) in the event of a termination of the Officer’s employment without good cause. For purposes of this Agreement, “good reason” shall mean: (aa) the continued assignment to the Officer of duties inconsistent with the Officer’s position, duty and responsibilities with Employer as of the Commencement Date to which the Officer objects, in writing; (bb) the relocation of the Officer to a primary place of employment which might require the Officer to move his residence which, for this purpose, includes any reassignment to a place or employment located more than thirty-five (35) miles from Onley, Virginia, without Officer’s express written consent to such relocation; or (cc) any failure by Employer or HRB, or any successor entity following a “Change of Control” (as defined below), to comply with the provisions of Section 2 or other material term of this Agreement. Notwithstanding the foregoing, “good reason” shall not include any resignation by the Officer where good cause exists for the Officer’s termination by the Employer or an isolated, insubstantial, immaterial and/or inadvertent action not taken in bad faith by the Employer or HRB and which is remedied within a reasonable time after receipt of notice thereof given by the Officer.

(iii) The Officer shall be entitled to terminate his employment pursuant to this Agreement within six (6) months after the occurrence of a “Change in Control” with respect to HRB, its successor’s or assigns, (Employer’s “Parent Company”), in which case Employer shall be obligated to pay the Officer and furnish him the benefits provided in Section 4 hereof. For purposes of this Agreement, a Change in Control shall be defined as (a) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of the Parent Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent Company or

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(b) (i) the date any one person, or more than one person, acting as a group, acquires ownership of stock of the Parent Company possessing 30% or more of the total voting power of the stock, or (ii) the date a majority of the members of the Parent Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board before the date of the appointment or election.

(c) Notice of Termination. Any termination of the Officer’s employment by the Employer or by the Officer shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances providing the basis for termination.

(d) Date of Termination. The “Date of Termination” shall mean (i) if the Agreement is terminated by the Officer, the date on which the Notice of Termination is delivered to Employer, (ii) if the Agreement is terminated by the Employer because of the Officer’s disability, thirty (30) days after the Notice of Termination is given, or (iii) if the Officer’s employment is terminated by the Employer for any other reason, the date on which a Notice of Termination is given.

4. Compensation upon Termination for a Change in Control Event. If the Officer’s employment is terminated by the Bank in accordance with Section 3(a)(iii) or the Officer terminates his employment pursuant to Section 3(b)(iii) hereof, then:

(a) Accrued but Unpaid Compensation. The Employer shall pay the Officer’s full base salary through the Date of Termination at the rate then in effect and the amount, if any, of awards theretofore made which have not yet been paid.

(b) Severance Allowance. The Employer shall pay the Officer a severance allowance in sixty (60) equal monthly payments commencing on the last day of the month in which the Date of Termination occurs, the total amount of which will equal 2.99 times (2.99x) the base amount.

For purposes of this Paragraph 4(b), the following definitions shall apply:

(i) Base Amount—The term “base amount” means the Officer’s average annualized includible compensation for the base period.

(ii) Annualized Includible Compensation for the Base Period—The term “annualized includible compensation for the base period” means the average annual compensation paid by the Employer, which was includible in the gross income of the Officer for federal income tax purposes for taxable years in the base period.

(iii) Base Period—The term “base period” means the period consisting of the most recent three (3) taxable years ending before the date on which the Change of Control occurs.

(iv) Present Value—Present value shall be determined in accordance with Section 1274(b)(2) of the Code.

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(c) Incentive Plans. The Employer shall pay such other amounts to which the Officer is entitled according to the terms of the incentive plans, equity plans, supplemental retirement plans, etc., in which the Officer participates.

(d) Employee Benefits. The Employer shall maintain in full force and effect, for the Officer’s continued benefit until the earlier of the first (1st) anniversary of the Date of Termination or the date the Officer becomes a participant in similar plans, programs or arrangements provided by a subsequent employer, all life, accident, medical and dental insurance benefit plans and programs or arrangements in which the Officer was entitled to participate immediately prior to the Date of Termination, provided that the Officer’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Officer’s participation in any such plan or program is barred, the Employer shall arrange to provide the Officer with benefits substantially similar to those which the Officer is entitled to receive under such plans and programs. At the end of the period of coverage, the Officer shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Employer and relating specifically to the Officer.

(e) No Duty to Mitigate. The Officer shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by the Officer as the result of employment by another employer after the Date of Termination, or otherwise.

5. Return of Bank Property. When the Officer’s employment with the Bank ends, the Officer shall immediately deliver to the Bank all of its property, including, but not limited to (i) all documents and copies of such documents whether in hard copy or electronic format, including, but not limited to, address and telephone records of customers, listings of customer names and/or account numbers, and any telephone records of customers, listings of customer names and/or account numbers, and any other items or records in the Officer’s possession, or subsequently coming into the Officer’s possession pertaining to the business of Employer, including without limitation, confidential and proprietary information which the Officer would not possess but for his or her employment relationship with Employer and (ii) any tangible personal property of Employer or provided by Employer to Officer, including, but not limited to, computer(s) and related peripherals, laptops, automobiles, cellular telephones, access cards and credit cards.

6. Prohibition of Certain Activities.

(a) During the Officer’s employment with the Bank and for a period of one (1) year following the date Officer’s employment with the Bank ends, the Officer will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other individual or representative capacity whatsoever, engage in a position where Officer is engaged in the process of providing services or products that compete with the services or products the Bank provided at any time during the last year of Officer’s employment with the Bank. This restriction shall only apply within a twenty-five (25) mile radius of any office or branch operated by the Bank on the date Officer’s employment with the Bank ends.

(b) During the Officer’s employment with the Bank and for a period of one (1) year following the later of (i) the date Officer’s employment with the Bank ends or (ii) the date Officer ceases to receive any payment from the Bank pursuant to this Agreement (except as

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provided below), Officer will not solicit, or assist any person or entity to solicit, any person or entity who, during the six (6) month period prior to the date Officer’s employment with the Bank ends, paid or engaged the Bank for products or services, for the purpose of providing services or selling products where those services or products compete with the services or products offered by the Bank as of the date Officer’s employment with the Bank ends. If Officer’s employment with the Bank is terminated pursuant to sections 3(a)(iii) or 3(b)(iii) of this Agreement, the duration of the restriction set forth in this section 6(b) shall be one (1) year from the date Officer’s employment with the Bank ends.

(c) During the Officer’s employment with the Bank and for a period of one (1) year following the later of (i) the date Officer’s employment with the Bank ends or (ii) the date Officer ceases to receive any payment from the Bank pursuant to this Agreement (except as provided below), the Officer agrees that he will not on his own behalf or on behalf of any person or entity, in any capacity, solicit, recruit or hire or assist others in soliciting, recruiting or hiring any person who is currently or was during the preceding twelve (12) months prior to the Officer’s termination of employment with Employer, an employee or officer with Employer, Employer’s subsidiaries or Employer’s Parent Company. If Officer’s employment with the Bank is terminated pursuant to sections 3(a)(iii) or 3(b)(iii) of this Agreement, the duration of the restriction set forth in this section 6(c) shall be one (1) year from the date Officer’s employment with the Bank ends.

(d) During the Officer’s employment with the Bank, and at all times thereafter, Officer agrees not to disclose, communicate or divulge to any third party, or use, or permit others to use, any confidential information of the Bank. For purposes of this Agreement, “confidential information” shall mean all information disclosed to Officer, or known to Officer as a consequence of or through Officer’s employment with the Bank, where such information is not generally known by the public or was regarded or treated as proprietary by the Bank.

Subsections (a), (b), (c), and (d) of this Section 6 are intended by the parties hereto as separate and divisible provisions, and if for any reason either one is held to be invalid or unenforceable, neither the validity nor the enforceability of the other shall thereby be affected. If any court holds that the whole or any part of Subsections (a), (b), (c), and (d) is unenforceable by reason of the extent, duration or geographic scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographic scope, or other provisions hereof, and in its reduced form such Section shall be enforceable in the manner contemplated hereby.

7. Notice of Subsequent Employment. For a period which is the later of one (1) year (i) after the Officer’s employment with Employer ends or (ii) the date Officer ceases to receive any payment from the Bank pursuant to this Agreement (except as provided below), the Officer agrees to notify Employer of the name and address of the Officer’s employer and the Officer hereby authorizes Employer to contact any such employer during that period for the limited purpose of making the employer aware of this Agreement and protection against any disclosure of confidential and proprietary information, or unfair competition. If Officer’s employment with the Bank is terminated pursuant to sections 3(a)(iii) or 3(b)(iii) of this Agreement, the duration of the restriction set forth in this section 7 shall be one (1) year from the date Officer’s employment with the Bank ends.

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8. Remedies. The Officer acknowledges that if Officer breaches or threatens to breach this Agreement, in addition to any and all other rights and remedies it may have, Employer shall be entitled to injunctive relief, both pendente lite and permanent, against the Officer, as the Officer recognizes that a remedy at law would be inadequate and insufficient. Employer shall be entitled to recover from the Officer all costs and expenses, including but not limited to reasonable attorney’s fees and court costs, incurred by Employer as a result of or arising out of any breach of threatened breach under or pursuant to this Agreement in addition to such other rights and remedies as Employer may have under this Agreement or any other agreement, at law or in equity.

9. Section 4999 Gross-Up Payment. In the event it shall be determined that any payments and benefits called for under the Agreement and any Amendments thereto, together with any other payments and benefits (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement (a “Payment”) would be subject to the excise tax imposed under Section 4999 of the Code, or any successor statute, or any interest or penalties are incurred by the Officer with respect to such excise tax (collectively, the “Excise Tax”), then the Officer shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

(a) Gross -Up Determination. Subject to the provision of Subsection (b) herein, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Employer’s external accounting firm or such other independent certified accounting firm (the “Accounting Firm”) selected by mutual consent of Employer and the Officer, which shall provide detailed supporting calculations both to Employer and the Officer within fifteen (15) business days of the receipt of notice from the Officer that there has been a Payment, or such earlier time as is requested by Employer. The calculations under this Agreement will be made in a manner consistent with the requirements of Code Sections 280G and 4999 and any applicable related regulations and any related Internal Revenue Service rulings. All fees and expenses of the Accounting Firm for such determination shall be borne solely by Employer. Any determination by the Accounting Firm shall be binding upon Employer and the Officer. Any Gross-Up Payment, as determined pursuant to this Agreement shall be paid by Employer to the Officer within five (5) days of the receipt of determination by the Accounting Firm that such payment is due; provided, however, that all gross-up payments must be paid no later than the end of the calendar year in which the Officer remits the related taxes. If it is determined that no Excise Tax is payable to the Officer, it shall so indicate to the Officer in writing.

(b) Notification to Employer. The Officer shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notice shall be given as soon as practicable but no later than ten (10) business days after the Officer is informed in writing of such claim and said notice shall advise Employer of the nature of such claim and the date on which such claim is requested to be paid. The Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies the Officer in writing prior to the expiration of such period that it desires to contest such claim, the Officer shall:

(i)	give Employer any information reasonably requested relating to such claim,

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(ii)	take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonable selected by Employer,

(iii)	cooperate with Employer in good faith in order to effectively contest such claim; and

(iv)	permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any contest of a claim for payment of the Excise Taxes and Employer shall indemnify and hold the Officer harmless, on an after tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Agreement, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs the Officer to pay such claim and sue for a refund, Employer shall advance the amount of such payment to the Officer, on an interest-free basis and shall indemnify and hold the Officer harmless, on an after-tax-basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) Underpayment of Gross-Up Payment. In the event there is an underpayment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination the Accounting Firm, and the Officer thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such underpayment that has occurred and such amount will be promptly paid by Employment to or for the benefit of the Officer.

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(d) Refund of Gross-Up Payment. If, after the receipt by the Officer of an amount advanced by Employer pursuant to this Agreement, the Officer becomes entitled to receive any refund with respect to such claim, the Officer shall [subject to Employer’s complying with the requirements of Subsection (b) above], promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Officer of an amount advanced by Employer pursuant to Subsection (b) above, a determination is made that the Officer shall not be entitled to any refund with respect to such claim and Employer does not notify the Officer in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Specified Employee. If Officer is a Specified Employee on his separation from service, payments under Sections 3 and 4 of this Agreement shall be delayed until the six-month anniversary of the Officer’s separation from service date. For purposes of this Agreement, Specified Employee means an Officer who on the date of his separation from service is a Key Employee of the Employer provided that the Employer is publicly traded on an established securities market. Key Employee means an Officer who meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5). Compensation for purposes of identifying the Key Employee is defined according to Treasury Regulation section 1.415(c)-2(a) applied without regard to the safe harbor provided in Treasury Regulation section 1.415(c)-2(d), the special timing rules provided in Treasury Regulation section 1.415(c)-2(e), and the special rules provided in Treasury Regulation section 1.415(c)-2(g).

11. Litigation Expenses. Employer agrees to pay promptly as incurred, to the full extent permitted by law, all the legal fees and expenses which the Officer may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that the Officer acted in bad faith in initiating the contest) brought by Employer, the Officer or others concerning the validity or enforceability of, or liability under, the Change in Control of Employer’s Parent Company (as defined above) provision of this Agreement or Amendments thereto, or any guarantee of performance thereof (including as a result of any contest by the Officer about the amount of any payment pursuant to the Change in Control provision or its Amendments), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A); provided however, that the reasonableness of the fees and expenses must be determined by a court of competent jurisdiction.

12. Miscellaneous.

(a) Waiver. A waiver by any party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such terms and conditions for the future, or of any subsequent breach thereof.

(b) Severabilitv. If any provision of this Agreement, as applied to any circumstances, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the applicability of such provision to any other circumstances.

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(c) Amendment. This Agreement may not be varied, altered, modified, changed, or in any way amended except by an instrument in writing, executed by the parties hereto or their legal representatives.

(d) Nonassignabilitv of Payments. Neither the Officer nor his estate shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Officer (and his personal representative), Employer and any successor organization or organizations which shall succeed to substantially all of the business and property of Employer, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of Employer or otherwise, including by operation of law.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia, whether statutory or decisional, applicable to agreements made and entirely to be performed within such state and such provisions of federal law as may be applicable. Venue for any dispute arising hereunder shall lie exclusively in the state or federal courts located in or having jurisdiction over the City of Norfolk, Virginia, or where Employer’s Parent Company is headquartered.

(g) Assignment. Officer shall not have the right to transfer or assign any or all of his or her rights or interest hereunder. Pursuant to the provisions of Section 3(b) hereof, Officer agrees that should Employer convey all or substantially all of Employer’s assets to a third-party, which assets include this Agreement, that Employer may assign this Agreement to such third-party without the prior consent of Officer, and, further, that such assignment shall be deemed to be undertaken with Officer’s consent with regard to the third-party.

(h) Background, Enumerations and Headings. The Background, enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

(i) Gender and Number. Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include neuter or feminine gender and vice versa.

(j) Excise Tax. Notwithstanding anything in this Agreement to the contrary, for any taxable year(s) in which the Officer shall be liable for the payment of an Excise Tax with respect to any payment or benefit in the nature of compensation made or provided pursuant to section 2(d) of this Agreement or as a result of the compensation paid the Officer by HRB for a certain Restrictive Covenant executed by the Officer in favor of HRB as of the Commencement Date, HRB shall pay to the Officer a Gross-Up Payment in an amount such that after payment of the Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes, (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments. The determination of the Gross-Up Payment and other matters related thereto shall be subject to the applicable provisions of Section 9 of this Agreement. It is intended by the parties to this Agreement that this Section 12(j) shall survive the expiration of the Term.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Scott C. Harvard		Shore Bank,
a Virginia banking corporation

	(SEAL)	By:	(SEAL)

Date:		Print Name:
Title:
Date:

Hampton Roads Bankshares, Inc.,
a Virginia corporation

		By:	(SEAL)
Print Name:
Title:
Date:

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EXHIBIT 6.10

FORM OF

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January     , 2008, by and among HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (“HRB”), SHORE FINANCIAL CORPORATION, a Virginia corporation (“SFC”), and the undersigned shareholder of SFC (the “Shareholder”).

The Shareholder desires that HRB and SFC enter into an Agreement and Plan of Merger, dated as of January     , 2008, between HRB and SFC (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of SFC with and into HRB (the “Merger”).

The Shareholder and SFC are executing this Agreement as an inducement and condition to HRB entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by HRB of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties. The Shareholder represents and warrants to HRB as follows:

(a) The Shareholder is the record and beneficial owner of the number of SFC Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any SFC Shares.

(b) This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e) Except for SFC’s engagement of Davenport & Company, LLC as SFC’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f) The Shareholder understands and acknowledges that HRB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by HRB.

2. Voting Agreements. The Shareholder agrees with, and covenants to, HRB as follows:

(a) At any meeting of shareholders of SFC called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the Merger Agreement, and the approval of the terms thereof and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions. The Shareholder hereby grants HRB an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or “Takeover Proposal” as defined in Section 5.5 of the Merger Agreement.

(b) At any meeting of SFC’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any competing proposals or Takeover Proposal, including, without limitation, any merger,

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consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SFC, or (ii) any amendment of SFC’s articles of incorporation or bylaws or other proposal or transaction involving SFC, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3. Covenants. The Shareholder agrees with, and covenants to, HRB as follows:

(a) The Shareholder shall not (i) [exercise any SFC Stock Option], (ii) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to HRB pursuant to the Merger Agreement; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to HRB, (iv) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for this Agreement, or (v) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution; provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to HRB a counterpart to this Agreement in form and substance satisfactory to HRB.

(b) In connection with the Merger, each of Shareholder’s Shares shall, pursuant to Section 2.1 of the Merger Agreement, be exchanged for cash or shares of HRB Shares, subject to adjustment as provided in the Merger Agreement.

(c) Except as specifically permitted by Section 5.5 of the Merger Agreement solely in such Shareholder’s capacity as a director of SFC, the Shareholder shall not, nor shall he permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the proviso to Section 3(a) of this Agreement.

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(d) The Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of SFC should not support the Merger. The limitations in this Section 3(d) shall not limit in any way the duties and obligations of the Shareholder in his capacity as a member of the board of directors of SFC or the Shareholder’s ability to freely exercise his good faith business judgment in the context of SFC board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of SFC that is only open or made available to (i) members of the board of SFC or its subsidiary bank, (ii) SFC’s legal advisors, (iii) executive officers of SFC or its subsidiary bank, (iv) representatives of Davenport & Company, LLC, and (v) other persons owing duties of confidentiality to SFC.

4. No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to HRB are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of SFC affecting the SFC Shares, or the acquisition of additional SFC Shares (including pursuant to the exercise or exchange of any SFC Stock Options) or other voting securities of SFC by any shareholder, the number of SFC Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional SFC Shares or other voting securities of SFC issued to or acquired by the Shareholder.

6. Stop Transfer. SFC agrees with, and covenants to, HRB that SFC shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional SFC Shares acquired by the Shareholder and pursuant to any SFC Stock Options, unless such transfer is made to HRB or otherwise in compliance with this Agreement. The Shareholder agrees that, upon the request of HRB at any time, the Shareholder will tender to SFC any and all certificates and instruments representing such Shareholder’s Shares and SFC Stock Options and SFC will prominently inscribe upon such certificates the following legend in substantially the following form:

THE SHARES OF COMMON STOCK OF SHORE FINANCIAL CORPORATION REPRESENTED BY THIS CERTIFICATE OR HEREAFTER ACQUIRED IN RESPECT OF SUCH SHARES ARE SUBJECT TO A SUPPORT AGREEMENT WITH HAMPTON ROADS BANKSHARES, INC. DATED AS OF JANUARY     , 2008, AND NONE OF

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SUCH SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED OR DISPOSED OF, EXCEPT IN ACCORDANCE THEREWITH. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF SHORE FINANCIAL CORPORATION.

7. Further Assurances. The Shareholder shall, upon request of HRB and at HRB’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by HRB to be necessary or desirable to carry out the provisions hereof and to vest in HRB the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

9. Capacity; Obligations to Vote.

(a) This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of SFC or any actions related thereto. The term “Shareholder’s Shares” shall not include any SFC securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities.

(b) The parties hereto agree that, notwithstanding the provisions contained in Section 2 hereof, the Shareholder shall not be obligated to vote as required in Sections 2(a) and 2(b) of this Agreement in the event that HRB is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement.

10. Miscellaneous.

(a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to HRB or SFC, to the addresses set forth in Section 11.8 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

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(c) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify the Merger Agreement or supersede any other agreement entered into as part of the Merger Agreement or thereafter.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

(g) This Agreement shall be binding upon and inure to the benefit of HRB, SFC and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided Shareholders may not transfer or assign any rights or interests in the Shares, except to HRB or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by SFC or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(h) The Shareholder agrees that irreparable damage would occur and that HRB would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to HRB and its subsidiaries and that HRB and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the Commonwealth of Virginia without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto

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(i) consents to submit such party to the personal jurisdiction of any federal court located in the Commonwealth of Virginia in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court

(i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on following page]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

HAMPTON ROADS BANKSHARES, INC.

By:
Name:
Title:

SHORE FINANCIAL CORPORATION

By:
Name:
Title:

SHAREHOLDER

Name:
Address:

Number of Shares Beneficially Owned and Capacity of Ownership: